Exhibit 10.7

SIX-MONTH $1,000,000,000
TERM LOAN AGREEMENT

among
MEAD JOHNSON NUTRITION COMPANY,
MEAD JOHNSON & COMPANY, LLC,
THE LENDERS NAMED HEREIN,
CITIBANK, N.A.
as Syndication Agent,
and
JPMORGAN CHASE BANK, N.A.
as Administrative Agent
Dated as of October 21, 2015

J.P. MORGAN SECURITIES LLC and CITIGROUP GLOBAL MARKETS INC.
Joint Lead Arrangers and Bookrunners

Page

ARTICLE I Definitions	1

Section 1.1.	Defined Terms 1

Section 1.2.	Classification of Loans and Borrowings 15

Section 1.3.	Terms Generally 15

Section 1.4.	Accounting Terms; GAAP 15

ARTICLE II The Credits	16

Section 2.1.	Commitments 16

Section 2.2.	Loans and Borrowings 16

Section 2.3.	Initial Borrowing 17

Section 2.4.	[Reserved] 17

Section 2.5.	[Reserved] 17

Section 2.6.	Funding of Borrowings 17

Section 2.7.	Interest Elections 18

Section 2.8.	Termination of Commitments 19

Section 2.9.	Repayment of Loans; Evidence of Debt 19

Section 2.10.	Prepayment of Loans 20

Section 2.11.	Fees 20

Section 2.12.	Interest 21

Section 2.13.	Alternate Rate of Interest 21

Section 2.14.	Increased Costs 22

Section 2.15.	Break Funding Payments 23

Section 2.16.	Taxes 23

Section 2.17.	Payments Generally; Pro Rata Treatment; Sharing of Set-offs 27

Section 2.18.	Mitigation Obligations; Replacement of Lenders 28

Section 2.19.	[Reserved] 29

Section 2.20.	[Reserved] 29

Section 2.21.	[Reserved] 29

Section 2.22.	[Reserved] 29

Section 2.23.	[Reserved] 29

Section 2.24.	Additional Reserve Costs 29

ARTICLE III Representations and Warranties	30

Section 3.1.	Organization; Powers 30

Section 3.2.	Authorization 30

Section 3.3.	Enforceability 30

Section 3.4.	Governmental Approvals 30

i

(continued)
Page

Section 3.5.	Financial Statements; No Material Adverse Change 30

Section 3.6.	Litigation; Compliance with Laws 31

Section 3.7.	Federal Reserve Regulations 31

Section 3.8.	Use of Proceeds 32

Section 3.9.	Taxes 32

Section 3.10.	Employee Benefit Plans 32

Section 3.11.	Environmental and Safety Matters 32

Section 3.12.	Properties 32

Section 3.13.	Investment Company Status 33

Section 3.14.	Accuracy of Information, etc 33

ARTICLE IV Conditions	33

Section 4.1.	Effective Date 33

ARTICLE V Covenants	34

Section 5.1.	Existence 34

Section 5.2.	Business and Properties 34

Section 5.3.	Financial Statements, Reports, Etc 34

Section 5.4.	Insurance 35

Section 5.5.	Obligations and Taxes 35

Section 5.6.	Litigation and Other Notices 36

Section 5.7.	Books and Records 36

Section 5.8.	[Reserved] 36

Section 5.9.	Consolidations, Mergers, and Sales of Assets 36

Section 5.10.	Liens 36

Section 5.11.	Limitation on Sale and Leaseback Transactions 38

Section 5.12.	Indebtedness 38

Section 5.13.	Financial Covenants 38

Section 5.14.	Transactions with Affiliates 38

Section 5.15.	Restrictive Agreements 39

Section 5.16.	Amendment of Separation Agreements 39

Section 5.17.	Restricted Payments 39

Section 5.18.	ERISA 40

ARTICLE VI Events of Default	40

ARTICLE VII The Administrative Agent	42

ARTICLE VIII Miscellaneous	44

ii

(continued)
Page

Section 8.1.	Notices 44

Section 8.2.	Survival of Agreement 46

Section 8.3.	Binding Effect 46

Section 8.4.	Successors and Assigns 46

Section 8.5.	Expenses; Indemnity 50

Section 8.6.	Applicable Law 50

Section 8.7.	Waivers; Amendment 50

Section 8.8.	Entire Agreement 52

Section 8.9.	Severability 52

Section 8.10.	Counterparts 52

Section 8.11.	Headings 52

Section 8.12.	Right of Setoff 52

Section 8.13.	Jurisdiction; Consent to Service of Process 52

Section 8.14.	Waiver of Jury Trial 53

Section 8.15.	[Reserved] 53

Section 8.16.	Guaranty 53

Section 8.17.	[Reserved] 56

Section 8.18.	Confidentiality 56

Section 8.19.	Patriot Act 57

iii

SCHEDULES
Schedule 2.1        Commitments
Schedule 5.10        Existing Liens
Schedule 5.14        Existing Transactions with Affiliates

EXHIBITS
Exhibit A        Form of Borrowing Notice
Exhibit B        Form of Interest Election Request
Exhibit C        Form of Assignment and Assumption
Exhibit D        Form of U.S. Tax Certificate

iv

SIX-MONTH $1,000,000,000
TERM LOAN AGREEMENT

This Six-Month $1,000,000,000 Term Loan Agreement (this “Agreement”) dated as of October 21, 2015, is among MEAD JOHNSON NUTRITION COMPANY, a Delaware corporation (the “Company”), MEAD JOHNSON & COMPANY, LLC, a Delaware limited liability company (“MJC”), the lenders listed in Schedule 2.1 (the “Initial Lenders”) and JPMORGAN CHASE BANK, N.A., a national banking association, as administrative agent (in such capacity, the “Administrative Agent”) for the Lenders (as defined herein).
The Company has requested that the Lenders, on the terms and subject to the conditions herein set forth, extend term loans to the Company. The proceeds of such loans are to be used for working capital and other general corporate purposes of the Company and its subsidiaries (other than funding hostile acquisitions), including repurchase of shares of the Company. The Lenders are willing to extend such credit on the terms and subject to the conditions herein set forth.
Accordingly, the parties hereto agree as follows:
ARTICLE I
DEFINITIONS
Section 1.1.    Defined Terms. As used in this Agreement, the following terms have the meanings specified below:
“ABR”, when used in reference to any Loan or Borrowing, refers to whether such Loan is, or the Loans comprising such Borrowing are, bearing interest at a rate determined by reference to the Alternate Base Rate.
“Administrative Agent” shall have the meaning assigned to such term in the first paragraph hereof.
“Administrative Fees” shall have the meaning assigned to such term in Section 2.11(b).
“Administrative Questionnaire” shall mean an administrative questionnaire delivered by a Lender pursuant to Section 8.4(b) in form acceptable to the Administrative Agent.
“Affiliate” shall mean, when used with respect to a specified Person, another Person that directly, or indirectly, Controls or is Controlled by or is under common Control with the Person specified.
“Alternate Base Rate” shall mean for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, (b) 1/2 of one percent above the Federal Funds Effective Rate and (c) the Eurodollar Rate for a one-month Interest Period commencing on such day plus 1%; provided that, for the avoidance of doubt, the Eurodollar Rate for any day shall be based on page LIBOR01 of the Reuters screen (or, in the event such rate does not appear on such Reuters page, on any successor or substitute Reuters page that displays such rate, or on the appropriate page of such other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion) at approximately 11:00 a.m. London time on such day. If for any reason a rate described in clause (a), (b) or (c) above is not available, the Alternate Base Rate shall be determined based upon the remaining rate or rates. Any change in the Alternate Base Rate due to a change in the Prime Rate, the Federal Funds Effective Rate or the Eurodollar Rate shall be effective from the effective date of such change in the Prime Rate, the Federal Funds Effective Rate or the Eurodollar Rate, respectively.
“Anti-Corruption Laws” shall mean all laws, rules, and regulations of any jurisdiction applicable to the Company or its Subsidiaries from time to time concerning or relating to bribery or corruption.
“Applicable Percentage” shall mean, with respect to any Lender, a percentage equal to a fraction, the numerator of which is the outstanding principal amount of the Loan of such Lender and the denominator of which is the aggregate outstanding amount of the Loans of all Lenders.
“Applicable Rate” shall mean on any date, with respect to any Eurodollar Loan, any ABR Loan or the Facility Fee payable hereunder, as the case may be, the applicable rate per annum set forth below under the caption “Applicable Rate for Eurodollar Loans”, “Applicable Rate for ABR Loans” or “Applicable Rate for Facility Fee”, respectively, based upon the Ratings by Moody’s and S&P as in effect at the close of business on such date:

Level	S&P/Moody’s Rating	Applicable Rate for Eurodollar Loans	Applicable Rate for ABR Loans	Applicable Rate for Facility Fee
I	A-/A3 or better	1.00%	0.00%	0.10%
II	BBB+/Baa1 or better, but below A-/A3	1.125%	0.125%	0.125%
III	below BBB+/Baa1	1.375%	0.375%	0.15%
The higher Rating shall determine the Applicable Rate unless the S&P and Moody’s Ratings are more than one level apart, in which case the Rating one level lower than the higher Rating shall be determinative. If the Company has been assigned a Rating by only one of S&P and Moody’s, then that single Rating shall be determinative. If the Company does not have a Rating from either S&P or Moody’s, then Level III shall apply. Until adjusted after the Effective Date, Level II shall be deemed to exist.
“Approved Fund” shall have the meaning assigned to such term in Section 8.4(b).
“Assignment and Assumption” shall mean an assignment and assumption entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 8.4) in the form of Exhibit C.
“BMS” shall mean Bristol-Myers Squibb Company, a Delaware corporation.

“Borrowing” shall mean Loans of the same Type, made, converted or continued on the same date and, in the case of Eurodollar Loans, as to which a single Interest Period is in effect.
“Borrowing Notice” means a notice substantially in the form of Exhibit A.
“Business Day” shall mean any day that is not a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to remain closed; provided that, when used in connection with a Eurodollar Loan, the term “Business Day” shall also exclude any day on which banks are not open for dealings in dollar deposits in the London interbank market.
“Capital Lease Obligations” shall mean, of any Person, the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP.
“Capital Stock” shall mean any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person (other than a corporation) and any and all warrants, rights or options to purchase any of the foregoing.
“Change in Control” shall be deemed to have occurred if (a) any Person or group of Persons (other than any employee or director benefit plan or stock plan of the Company or a Subsidiary or any trustee or fiduciary with respect to any such plan when acting in that capacity or any trust related to any such plan) shall have acquired beneficial ownership of shares representing more than 20% of the combined voting power represented by the outstanding Voting Shares of the Company (within the meaning of Section 13(d) or 14(d) of the Securities Exchange Act of 1934 and the applicable rules and regulations thereunder), or (b) during any period of 12 consecutive months, commencing before or after the date of this Agreement, individuals who on the first day of such period were directors of the Company (together with any replacement or additional directors who were nominated or elected by a majority of directors then in office) cease to constitute a majority of the board of directors of the Company.
“Change in Law” shall mean the occurrence, after the date of this Agreement (or with respect to any Lender, if later, the date on which such Lender becomes a Lender), of any of the following: (a) the adoption of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the interpretation or application thereof by any Governmental Authority or (c) compliance by any Lender (or, for purposes of Section 2.14, by any lending office of such Lender or by such Lender’s holding company, if any) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date of this Agreement; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.
“Code” shall mean the Internal Revenue Code of 1986.
“Commitment” means with respect to each Lender, the commitment of such Lender to make a Loan hereunder, expressed as an amount representing the maximum aggregate principal amount of such Lender’s Loan. The amount of each Lender’s Commitment is set forth on Schedule 2.1. The aggregate amount of the Lenders’ Commitments is $1,000,000,000.
“Company” shall have the meaning assigned to such term in the first paragraph hereof.
“Connection Income Taxes” shall mean Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.
“Consolidated EBITDA” shall mean, for any period, Consolidated Net Income for such period plus, without duplication and to the extent reflected as a charge in the statement of such Consolidated Net Income for such period, the sum of (a) income tax expense, (b) interest expense, amortization or write-off of debt discount and debt issuance costs and commissions, discounts and other fees and charges associated with Debt (including the Loans), (c) depreciation and amortization expense, (d) amortization of intangibles (including goodwill) and organization costs and (e) any extraordinary, unusual or non-recurring non-cash expenses or losses or other non-cash charges (including, whether or not otherwise includable as a separate item in the statement of such Consolidated Net Income for such period, non-cash losses on sales of assets outside of the ordinary course of business) which the Company reasonably believes will not result in a cash charge or payment, and minus, to the extent included in the statement of such Consolidated Net Income for such period, the sum of (i) interest income and (ii) any extraordinary, unusual or non-recurring income or gains (including, whether or not otherwise includable as a separate item in the statement of such Consolidated Net Income for such period, gains on the sales of assets outside of the ordinary course of business) and any other non-cash income, all as determined on a consolidated basis; provided that for any fiscal quarter ending on or after June 30, 2014, Consolidated EBITDA shall be calculated without giving effect to the changes in the Company’s accounting principles for defined benefit pension and other post-employment benefits described in the Form 8-K filed by the Company with the SEC on April 24, 2014. For the purposes of calculating Consolidated EBITDA for any period of four consecutive fiscal quarters (each, a “Reference Period”) pursuant to any determination of the Consolidated Leverage Ratio, (A) if at any time during such Reference Period the Company or any Subsidiary shall have made any Material Disposition, the Consolidated EBITDA for such Reference Period shall be reduced by an amount equal to the Consolidated EBITDA (if positive) attributable to the property that is the subject of such Material Disposition for such Reference Period or increased by an amount equal to the Consolidated EBITDA (if negative) attributable thereto for such Reference Period and (B) if during such Reference Period the Company or any Subsidiary shall have made a Material Acquisition, Consolidated EBITDA for such Reference Period shall be calculated after giving pro forma effect thereto as if such Material Acquisition occurred on the first day of such Reference Period. As used in this definition, “Material Acquisition” means any acquisition of property or series of related acquisitions of property that (1) constitutes assets comprising all or substantially all of an operating unit of a business or constitutes all or substantially all of the common stock of a Person and (2) involves the payment of consideration by the Company and its Subsidiaries in excess of $25,000,000; and “Material Disposition” means any Disposition of property or series of related Dispositions of property that yields gross proceeds to the Company or any of its Subsidiaries in excess of $25,000,000.
“Consolidated Interest Coverage Ratio” shall mean, for any period, the ratio of (a) Consolidated EBITDA for such period to (b) Consolidated Interest Expense for such period.
“Consolidated Interest Expense” shall mean, for any period, the consolidated total interest expense of the Company and its Subsidiaries for such period.
“Consolidated Leverage Ratio” shall mean, as at the last day of any period, the ratio of (a) Consolidated Total Debt on such day to (b) Consolidated EBITDA for such period.
“Consolidated Net Income” shall mean, for any period, the consolidated net income (or loss) of the Company and its Subsidiaries; provided that there shall be excluded, without duplication, (a) the income (or deficit) of any Person accrued prior to the date it becomes a Subsidiary of the Company or is merged into or consolidated with the Company or any of its Subsidiaries, (b) the income (or deficit) of any Person (other than a Subsidiary of the Company) in which the Company or any of its Subsidiaries has an ownership interest, except to the extent that any such income is actually received by the Company or such Subsidiary in the form of dividends or similar distributions and (c) the undistributed earnings of any Subsidiary of the Company to the extent that the declaration or payment of dividends or similar distributions by such Subsidiary is not at the time permitted by the terms of any Contractual Obligation (other than under any Loan Document) applicable to such Subsidiary.
“Consolidated Total Debt” shall mean, at any date, the aggregate amount of all indebtedness of the Company and its Subsidiaries at such date, determined on a consolidated basis, plus, without duplication, the aggregate amount of Guarantees by the Company and its Subsidiaries of obligations of other Persons (other than the Company and its Subsidiaries) that would be treated as indebtedness of such Persons determined on a consolidated basis in accordance with GAAP.
“Contractual Obligation” shall mean, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.
“Control” shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.
“Credit Party” shall mean the Company and, at any time MJC is required to guarantee the Guaranteed Obligations pursuant to Section 8.16(b), MJC.

“Debt” shall mean, of any Person, (i) all obligations represented by notes, bonds, debentures or similar evidences of indebtedness; (ii) all indebtedness for borrowed money or for the deferred purchase price of property or services other than, in the case of any such deferred purchase price, on normal trade terms; (iii) all rental obligations as lessee under leases which shall have been or should be recorded as Capital Lease Obligations; (iv) all indebtedness of such Person created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property); (v) all obligations, contingent or otherwise, of such Person as an account party or applicant under or in respect of acceptances, letters of credit, surety bonds or similar arrangements; (vi) the liquidation value of all preferred Capital Stock of such Person which is redeemable at the option of the holder thereof or which may become (by scheduled or mandatory redemption) due within one year of the final Maturity Date; (vii) all Guarantees of such Person in respect of obligations of the kind referred to in clauses (i) through (vi) above, (viii) all obligations of the kind referred to in clauses (i) through (vii) above secured by (or for which the holder of such obligation has an existing right, contingent or otherwise, to be secured by) any Lien on property (including accounts and contract rights) owned by the applicable Person, whether or not such Person has assumed or become liable for the payment of such obligation; and (ix) for the purposes of paragraph (f) of Article VI only, all obligations in respect of Hedge Agreements. The Debt of any Person shall include Debt of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefore as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Debt expressly provide that such Person is not liable therefor.
“Default” shall mean any event or condition which constitutes an Event of Default or which upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.
“Disposition” shall mean, with respect to any property, any sale, lease, sale and leaseback, assignment, conveyance, transfer or other disposition thereof. The terms “Dispose” and “Disposed of” shall have correlative meanings.
“Dollars” or “$” shall mean lawful money of the United States of America.
“Effective Date” shall mean the date on which the conditions specified in Section 4.1 are satisfied (or waived in accordance with Section 8.7).
“Eligible Assignee” shall mean (a) a Lender; (b) an Affiliate of a Lender; (c) an Approved Fund; (d) a commercial bank organized under the laws of the United States of America, or any State thereof, and having total assets in excess of $10,000,000,000; (e) a commercial bank organized under the laws of any other country that is a member of the Organization for Economic Cooperation and Development or has concluded special lending arrangements with the International Monetary Fund associated with its General Arrangements to Borrow, or a political subdivision of any such country, and having total assets in excess of $10,000,000,000, so long as such bank is acting through a branch or agency located in the country in which it is organized or another country that is described in this clause (e); and (f) any other Person (excluding natural Persons) approved by the Administrative Agent and, so long as no Event of Default has occurred and is continuing, by the Company, such approvals not to be unreasonably withheld or delayed; provided that neither the Company nor any Affiliate thereof shall be an Eligible Assignee.
“Environmental and Safety Laws” shall mean any and all applicable current and future treaties, laws (including common law), regulations, enforceable requirements, binding determinations, orders, decrees, judgments, injunctions, permits, approvals, authorizations, licenses, permissions, written notices or binding agreements issued, promulgated or entered by any Governmental Authority, relating to the environment, to employee health or safety as it pertains to the use or handling of, or exposure to, any hazardous substance or contaminant, to preservation or reclamation of natural resources or to the management, release or threatened release of any hazardous substance, contaminant, or noxious odor, including the Hazardous Materials Transportation Act, the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act of 1976 and the Hazardous and Solid Waste Amendments of 1984, the Federal Water Pollution Control Act, as amended by the Clean Water Act of 1977, the Clean Air Act of 1970, the Toxic Substances Control Act of 1976, the Occupational Safety and Health Act of 1970, the Emergency Planning and Community Right-to-Know Act of 1986, the Safe Drinking Water Act of 1974, any similar or implementing state law, and any regulations promulgated under any of the foregoing.
“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time.
“ERISA Affiliate” shall mean any trade or business (whether or not incorporated) that, together with the Company, is treated as a single employer under Section 414 of the Code.
“ERISA Termination Event” shall mean (i) a “Reportable Event” described in Section 4043 of ERISA and the regulations issued thereunder (other than a “Reportable Event” not subject to the provision for 30-day notice to the PBGC under such regulations), or (ii) the withdrawal of the Company or any of its ERISA Affiliates from a “single employer” Plan during a plan year in which it was a “substantial employer”, both of such terms as defined in Section 4001(a) of ERISA, or (iii) the filing of a notice of intent to terminate a Plan or the treatment of a Plan amendment as a termination under Section 4041 of ERISA, or (iv) the institution of proceedings to terminate a Plan by the PBGC or (v) any other event or condition which is reasonably likely to constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan or (vi) the partial or complete withdrawal of the Company or any ERISA Affiliate of the Company from a Multiemployer Plan as defined in Section 4001(a)(3) of ERISA.
“Eurodollar”, when used in reference to any Loan or Borrowing, refers to whether such Loan is, or the Loans comprising such Borrowing are, bearing interest at a rate determined by reference to the Eurodollar Rate.
“Eurodollar Rate” means, with respect to any Eurodollar Loan for any Interest Period, the London interbank offered rate as administered by ICE Benchmark Administration (or any other Person that takes over the administration of such rate) for deposits in Dollars for a period equal in length to such Interest Period as displayed on page LIBOR01 of the Reuters screen (or, in the event such rate does not appear on such Reuters page, on any successor or substitute Reuters page that displays such rate, or on the appropriate page of such other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion; in each case, the “Eurodollar Screen Rate”) at approximately 11:00 a.m. London time two Business Days prior to the first day of such Interest Period; provided that if the Eurodollar Screen Rate shall be less than zero, such rate shall be deemed to be zero for the purposes of this Agreement; provided further that if the Eurodollar Screen Rate shall not be available at such time for such Interest Period (an “Impacted Interest Period”) then the Eurodollar Rate shall be the Interpolated Rate; provided that if any Interpolated Rate shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.
“Eurodollar Screen Rate” has the meaning assigned to it in the definition of “Eurodollar Rate.”
“Event of Default” shall have the meaning assigned to such term in Article VI.
“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.
“Excluded Taxes” shall mean, with respect to any payment made by any Credit Party under any Loan Document, any of the following Taxes imposed on or with respect to a Recipient: (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender (other than an assignee pursuant to a request by the Company under Section 2.18(b)), any U.S. federal withholding tax that is imposed by a law in effect at the time such Lender becomes a party to this Agreement (or designates a new lending office) or is attributable to such Lender’s failure to comply with Section 2.16(f), except to the extent that such Non-U.S. Lender (or its assignor, if any) was entitled, at the time of designation of a new lending office (or assignment), to receive additional amounts from the Company with respect to such withholding Taxes pursuant to Section 2.16 and (c) any Taxes imposed under FATCA.
“Existing Credit Agreement” shall mean the Five Year Revolving Credit Facility Agreement, dated June 17, 2011, among the Company, the other credit parties party thereto, the lenders party thereto and JPMorgan Chase Bank, N.A., as administrative agent, as amended or restated from time to time.
“Facility Fee” shall have the meaning assigned to such term in Section 2.11(a).
“FATCA” shall mean Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Code, any published intergovernmental agreement entered into in connection with the implementation of such sections of the Code and any fiscal or regulatory legislation adopted pursuant to such published intergovernmental agreements.
“Federal Funds Effective Rate” shall mean, for any day, the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the arithmetic average (rounded upwards, if necessary, to the next 1/100th of 1%), as determined by the Administrative Agent, of the quotations for the day of such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it. In the event that the Federal Funds Effective Rate determined as provided above is less than zero, the Federal Funds Effective Rate shall be deemed to be zero.
“Financial Officer” shall mean, with respect to any entity, the chief financial officer, principal accounting officer or treasurer of such entity.
“GAAP” shall mean generally accepted accounting principles in the United States of America.
“Governmental Authority” shall mean the government of any nation, including the United States of America, or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.
“Guarantee” shall mean, of or by any Person (the “guarantor”), any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Debt or other obligation of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Debt or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Debt or other obligation of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Debt or other obligation or (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Debt or obligation; provided that the term Guarantee shall not include endorsements for collection or deposit in the ordinary course of business.
“Guaranteed Obligations” shall mean, with respect to a Guarantor, the due and punctual payment of (a) the principal of and interest on any Loans made by the Lenders or any of them to any other Credit Party pursuant to this Agreement, when and as due, whether at maturity, by acceleration, upon one or more dates set for prepayment or otherwise, and (b) all other monetary obligations, including reimbursement obligations, fees, costs, expenses and indemnities of the other Credit Parties to the Administrative Agent or the Lenders (or, in the case of Hedge Agreements and Specified Cash Management Agreements, any Affiliate of any Lender) under this Agreement, the other Loan Documents, any Hedge Agreement and any Specified Cash Management Agreement.

“Guarantor” shall mean, at any time MJC is required to guarantee the Guaranteed Obligations pursuant to Section 8.16(b), MJC.
“Hazardous Substances” shall mean any toxic, radioactive, mutagenic, carcinogenic, noxious, caustic or otherwise hazardous substance, material or waste, including petroleum, its derivatives, by‑products and other hydrocarbons, including polychlorinated biphenyls (“PCBs”), asbestos or asbestos-containing material, and any substance, waste or material regulated or that could reasonably be expected to result in liability under Environmental and Safety Laws.
“Hedge Agreements” shall mean all interest rate swaps, caps or collar agreements or similar arrangements dealing with interest rates or currency exchange rates or the exchange of nominal interest obligations, either generally or under specific contingencies.
“Indemnified Taxes” shall mean (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Credit Party under any Loan Document and (b) to the extent not otherwise described in clause (a), Other Taxes.
“Indenture” shall mean the Indenture dated as of November 1, 2009 between the Company and The Bank of New York Mellon Trust Company, N.A., as trustee.
“Initial Lenders” shall have the meaning assigned to such term in the first paragraph hereof.
“Interest Election Request” shall mean a request by the Company to convert or continue a Borrowing in accordance with Section 2.7, which, if in writing, shall be substantially in the form of Exhibit B.
“Interest Payment Date” shall mean (a) with respect to any ABR Loan, the last day of each March, June, September and December and (b) with respect to any Eurodollar Loan, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a Eurodollar Borrowing with an Interest Period of more than three months’ duration, each day prior to the last day of such Interest Period that occurs at intervals of three months’ duration after the first day of such Interest Period.
“Interest Period” shall mean as to any Eurodollar Borrowing, the period commencing on the date of such Borrowing and ending on the numerically corresponding day in the calendar month that is 1, 2, 3 or 6 months thereafter, as the Company may elect; provided that (i) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day and (ii) any Interest Period that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period. For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.

“Interpolated Rate” shall mean, at any time for any Interest Period, the rate per annum (rounded to the same number of decimal places as the Eurodollar Screen Rate) determined by the Administrative Agent (which determination shall be conclusive and binding absent manifest error) to be equal to the rate that results from interpolating on a linear basis between: (a) the Eurodollar Screen Rate for the longest period for which the Eurodollar Screen Rate is available that is shorter than the Impacted Interest Period; and (b) the Eurodollar Screen Rate for the shortest period for which that Eurodollar Screen Rate is available that is longer than such Interest Period, in each case, at such time.
“JPMCB” shall mean JPMorgan Chase Bank, N.A. and its successors.
“Lenders” shall mean (a) the Initial Lenders (other than any such financial institution that has ceased to be a party hereto, pursuant to an Assignment and Assumption) and (b) any financial institution that has become a party hereto pursuant to an Assignment and Assumption.
“Lien” shall mean any mortgage, lien, pledge, encumbrance, charge or security interest.
“Loan Documents” shall mean this Agreement, each promissory note held by a Lender pursuant to Section 2.9(e), each amendment to any of the foregoing and each other document from time to time designated as such by the Company and the Administrative Agent.
“Loans” shall mean the loans made by the Lenders to the Company pursuant to this Agreement.
“Local Time” shall mean New York City time.
“Margin Regulations” shall mean Regulations T, U and X of the Board of Governors of the Federal Reserve System of the United States of America as from time to time in effect, and all official rulings and interpretations thereunder or thereof.
“Material Adverse Change” shall mean any material adverse change in the business, operations, properties or financial condition of the Company and its consolidated Subsidiaries, taken as a whole.
“Material Adverse Effect” shall mean a material adverse effect on the business, operations, properties or financial condition of the Company and its consolidated Subsidiaries, taken as a whole.
“Maturity Date” shall mean April 21, 2016.
“MJC” shall have the meaning assigned to such term in the first paragraph hereof.
“MJC Guaranty” shall have the meaning assigned to such term in Section 8.16(b).
“Moody’s” shall mean Moody’s Investors Service, Inc.

“Multiemployer Plan” shall mean a plan as defined in Section 4001(a)(3) of ERISA to which the Company or any ERISA Affiliate has an obligation to contribute.
“Non-U.S. Lender” shall mean a Lender that is not a U.S. Person.
“Other Connection Taxes” shall mean, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Taxes (other than connections arising from such Recipient having executed, delivered, enforced, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, or engaged in any other transaction pursuant to, any Loan Document, or sold or assigned an interest in any Loan or Loan Document).
“Other Taxes” shall mean any present or future stamp, court, documentary, intangible, recording, filing or similar excise or property Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, or from the registration, receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment under Section 2.18(b)).
“Participant” shall have the meaning assigned to such term in Section 8.4(c).
“Participant Register” shall have the meaning assigned to such term in Section 8.4(c).
“Patriot Act” shall mean the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA PATRIOT ACT) Act of 2001 (Title III of Pub. L. No. 107-56 (signed into law October 26, 2001)).
“PBGC” shall mean the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.
“Permitted Subsidiary Debt” shall mean (i) Debt of any Subsidiary under any Loan Document, (ii) Debt of any Subsidiary to any Credit Party, (iii) Guarantees by the Company of any Debt of any Subsidiary and (iv) unsecured trade accounts payable and other unsecured current Debt incurred in the ordinary course of business and not more than 120 days past due (but excluding any Debt for borrowed money).
“Person” shall mean any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.
“Plan” shall mean any employee pension benefit plan, other than a Multiemployer Plan, subject to the provisions of Title IV of ERISA or Section 412 of the Code that is maintained for current or former employees, or any beneficiary thereof, of the Company or any ERISA Affiliate.
“Prime Rate” shall mean the rate of interest per annum publicly announced from time to time by JPMCB as its prime rate in effect at its principal office in New York City (the Prime

Rate not being intended to be the lowest rate of interest charged by JPMCB in connection with extensions of credit to debtors).
“Ratings” shall mean the issuer credit rating (or its equivalent) of the Company from time to time announced by Moody’s and S&P.
“Recipient” shall mean, as applicable, (a) the Administrative Agent and (b) any Lender.
“Register” shall have the meaning assigned to such term in Section 8.4(d).
“Related Parties” shall mean, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, employees, agents and advisors of such Person and such Person’s Affiliates.
“Required Lenders” shall mean, at any time, Lenders having outstanding Loans representing more than 50% of the sum of the total principal amount of outstanding Loans at such time.
“Restricted Payment” shall have the meaning assigned to such term in Section 5.17.
“S&P” shall mean Standard & Poor’s Financial Services LLC.
“Sale and Leaseback Transaction” shall mean any arrangement with any Person pursuant to which the Company or any Subsidiary leases any property that has been or is to be sold or transferred by the Company or the Subsidiary to such Person.
“Sanctioned Country” shall mean, at any time, a country or territory that at such time is subject to comprehensive country-wide economic or financial sanctions or trade embargoes imposed, administered or enforced by any Person listed in clause (a) or (b) of the definition of Sanctions (the Sanctioned Countries as of the date hereof being Crimea, Cuba, Iran, Syria, Sudan and North Korea).
“Sanctioned Person” shall mean, at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by the Office of Foreign Assets Control of the U.S. Department of the Treasury, the U.S. Department of State, the United Nations Security Council, the European Union or any EU member state, (b) any Person operating, organized or resident in a Sanctioned Country (unless such Person is permitted to operate, be organized or reside in such Sanctioned Country without violating any Sanctions) or (c) any Person controlled by any such Person.
“Sanctions” shall mean economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State, or (b) the United Nations Security Council, the European Union or Her Majesty’s Treasury of the United Kingdom.

“SEC” shall mean the Securities and Exchange Commission.
“Separation Agreements” shall mean (i) the Amended and Restated China Services Agreement, dated as of December 18, 2009, between BMS and the Company, (ii) the Separation Agreement, dated as of January 31, 2009, between BMS and the Company, (iii) the Second Amended and Restated Transitional Services Agreement, dated as of December 18, 2009, between BMS and the Company, and (iv) the Amended and Restated Tax Matters Agreement, dated as of December 18, 2009, between BMS and the Company.
“Specified Cash Management Agreement” shall mean any agreement providing for treasury, depositary, purchasing card, overdraft or cash management services, including in connection with any automated clearing house transfers of funds or any similar transactions between the Company or any Subsidiary and any Lender or Affiliate thereof.
“subsidiary” shall mean, with respect to any Person (the “parent”) at any date, (i) for purposes of Sections 5.11 and 5.14 only, any Person the majority of the outstanding Voting Stock of which is owned, directly or indirectly, by the parent or one or more subsidiaries of the parent of such Person and (ii) for all other purposes under this Agreement, any corporation, limited liability company, partnership, association or other entity the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as any other corporation, limited liability company, partnership, association or other entity of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, controlled or held.
“Subsidiary” shall mean a subsidiary of the Company.
“Taxes” shall mean any and all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.
“Transactions” shall mean the execution and delivery by the Credit Parties of the Loan Documents, the performance by the Credit Parties of the Loan Documents, the borrowing of the Loans and the use of the proceeds thereof.
“Type”, when used in respect of any Loan or Borrowing, shall refer to the Rate by reference to which interest on such Loan or on the Loans comprising such Borrowing is determined. For purposes hereof, “Rate” shall include the Eurodollar Rate and the Alternate Base Rate.
“U.S. Person” shall mean a “United States person” within the meaning of Section 7701(a)(30) of the Code.
“U.S. Tax Certificate” shall have the meaning assigned to such term in Section 2.16(f)(ii)(D)(2).

“Value” shall mean, with respect to a Sale and Leaseback Transaction, an amount equal to the present value of the lease payments with respect to the term of the lease remaining on the date as of which the amount is being determined, without regard to any renewal or extension options contained in the lease, discounted at an interest rate determined by the Company at the time so long as such interest rate is customary for leases of such type.
“Voting Stock” shall mean, as applied to the stock of any corporation, stock of any class or classes (however designated) having by the terms thereof ordinary voting power to elect a majority of the members of the board of directors (or other governing body) of such corporation other than stock having such power only by reason of the happening of a contingency.
“Wholly Owned Subsidiary” shall mean, of any Person, a subsidiary of such Person of which securities (except for directors’ qualifying shares) or other ownership interests representing 100% of the equity are, at the time any determination is being made, owned by such Person or one or more wholly owned subsidiaries of such Person or by such Person and one or more wholly owned subsidiaries of such Person.
“Withholding Agent” shall mean any Credit Party and the Administrative Agent.
Section 1.2.    Classification of Loans and Borrowings. For purposes of this Agreement, Loans may be classified and referred to by Type (e.g., a “Eurodollar Loan”). Borrowings also may be classified and referred to by Type (e.g., a “Eurodollar Borrowing”).
Section 1.3.    Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (c) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement, (e) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights and (f) any reference to any law or regulation herein shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time.
Section 1.4.    Accounting Terms; GAAP. Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided that (a) GAAP will be deemed to treat operating leases in a manner consistent with its treatment under generally accepted accounting principles as in effect on the date hereof, notwithstanding any modification or interpretive change thereto that may occur thereafter; and (b) if the Company notifies the Administrative Agent that the Company requests an amendment to any provision hereof to eliminate the effect of any change occurring after the date hereof in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent notifies the Company that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision shall have been amended in accordance herewith.
ARTICLE II
THE CREDITS
Section 2.1.    Commitments. Subject to the terms and conditions set forth herein, each Lender agrees to make a term loan to the Company on the Effective Date in a principal amount equal to its Commitment. No amount of the Loans which is repaid or prepaid by the Company may be reborrowed hereunder. All Loans and Borrowings shall be denominated in Dollars.
Section 2.2.    Loans and Borrowings. (a) Each Loan shall be made as part of a Borrowing consisting of Loans of the same Type made by the Lenders ratably in accordance with their respective Commitments. The failure of any Lender to make any Loan required to be made by it shall not relieve any other Lender of its obligations hereunder; provided that the Commitments of the Lenders are several and no Lender shall be responsible for any other Lender’s failure to make Loans as required.
(b)    Subject to Section 2.13, each Borrowing shall be comprised entirely of ABR Loans or Eurodollar Loans as the Company may request in accordance herewith. Each Lender at its option may make any Eurodollar Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided that any exercise of such option shall not affect the obligation of the Company to repay such Loan in accordance with the terms of this Agreement.
(c)    At the commencement of each Interest Period for any Eurodollar Borrowing, such Borrowing shall be in an aggregate amount of at least $10,000,000 and shall be an integral multiple of $1,000,000. At the time that each ABR Borrowing is made, such Borrowing shall be in an aggregate amount that is an integral multiple of $1,000,000 and not less than $10,000,000; provided that an ABR Borrowing may be in an aggregate amount that is equal to the entire unused balance of the total Commitments. Borrowings of more than one Type may be outstanding at the same time; provided that there shall not at any time be more than a total of four Eurodollar Borrowings outstanding.
(d)    Notwithstanding any other provision of this Agreement, the Company shall not be entitled to request, or to elect to convert or continue, any Borrowing if the Interest Period requested with respect thereto would end after the Maturity Date.

Section 2.3.    Effective Date Borrowing. The Company shall notify the Administrative Agent by telephone of the borrowing of the Loans not later than 10:30 a.m., Local Time, (a) if any Borrowing will initially be a Eurodollar Borrowing, two Business Days before the date of the proposed borrowing or (b) otherwise, on the date of the proposed borrowing. Such telephonic notice shall be irrevocable and shall be confirmed promptly by hand delivery or telecopy to the Administrative Agent of a written Borrowing Notice. Both the telephonic notice and the written Borrowing Notice shall specify the following information in compliance with Section 2.2:
(i)    the aggregate amount of the requested Loans;
(ii)    the date of the borrowing of the Loans, which shall be the Effective Date;
(iii)    whether the Loans shall initially be maintained as an ABR Borrowing, one or more Eurodollar Borrowings or a combination thereof;
(iv)    in the case of a Eurodollar Borrowing, the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term “Interest Period”; and
(v)    the location and number of the account of the Borrower to which funds are to be disbursed, which shall comply with the requirements of Section 2.6.
Promptly following receipt of the Borrowing Notice in accordance with this Section, the Administrative Agent shall advise each Lender of the details thereof and of the amount of such Lender’s Loan to be made as part of the proposed borrowing.
Section 2.4.    [Reserved].
Section 2.5.    [Reserved].
Section 2.6.    Funding of Borrowings. (a) Each Lender shall make the Loan to be made by it hereunder on the Effective Date by wire transfer of immediately available funds by 2:00 p.m., Local Time to the account of the Administrative Agent most recently designated by it for such purpose by notice to the Lenders. The Administrative Agent will make the proceeds of such Loans available to the Company by promptly crediting the amounts so received, in like funds, to an account of the Company maintained with the Administrative Agent in New York City.
(b)    Unless the Administrative Agent shall have received notice from a Lender prior to the Effective Date that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with paragraph (a) of this Section and may, in reliance upon such assumption, make available to the Company a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the Company severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the Company to but excluding the date of payment to the Administrative Agent, at (i) in the case of such Lender, the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation or (ii) in the case of the Company, the interest rate applicable to ABR Loans; provided that no repayment by Company pursuant to this sentence shall be deemed to be a prepayment for purposes of Section 2.15. If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender’s Loan included in such Borrowing.
Section 2.7.    Interest Elections. (a) Each Borrowing initially shall be of the Type and, in the case of a Eurodollar Borrowing, shall have an initial Interest Period as specified in the Borrowing Notice. Thereafter, the Company may elect to convert such Borrowing to a different Type or to continue such Borrowing and, in the case of a Eurodollar Borrowing, may elect Interest Periods therefor, all as provided in this Section. The Company may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Loans comprising such Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing.
(b)    To make an election pursuant to this Section, the Company shall notify the Administrative Agent of such election by telephone by not later than 10:30 a.m., Local Time, (i) three Business Days before the date of the proposed conversion or continuation in the case of a conversion to or continuation of a Eurodollar Borrowing and (ii) on the date of the proposed conversion or continuation in the case of a conversion to or continuation of an ABR Borrowing. Each such telephonic Interest Election Request shall be irrevocable and shall be confirmed promptly by hand delivery or telecopy to the Administrative Agent of a written Interest Election Request in a form approved by the Administrative Agent and signed by the Company.
(c)    Each telephonic and written Interest Election Request shall specify the following information in compliance with Section 2.2:
(i)    the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) below shall be specified for each resulting Borrowing);
(ii)    the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;
(iii)    whether the resulting Borrowing is to be an ABR Borrowing or a Eurodollar Borrowing; and
(iv)    if the resulting Borrowing is a Eurodollar Borrowing, the Interest Period to be applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of the term “Interest Period”.

If any such Interest Election Request requests a Eurodollar Borrowing but does not specify an Interest Period, then the Company shall be deemed to have selected an Interest Period of one month’s duration.
(d)    Promptly following receipt of an Interest Election Request, the Administrative Agent shall advise each Lender of the details thereof and of such Lender’s portion of each resulting Borrowing.
(e)    If the Company fails to deliver a timely Interest Election Request with respect to a Eurodollar Borrowing prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period such Borrowing shall be continued for a one-month Interest Period. Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing and the Administrative Agent, at the request of the Required Lenders, so notifies the Company, then, so long as an Event of Default is continuing (i) no outstanding Borrowing may be converted to or continued as a Eurodollar Borrowing and (ii) unless repaid, each Eurodollar Borrowing shall be converted to an ABR Borrowing at the end of the Interest Period applicable thereto.
Section 2.8.    Termination of Commitments. The Commitments shall terminate upon the making of the Loans on the Effective Date.
Section 2.9.    Repayment of Loans; Evidence of Debt. (a) The Company hereby unconditionally promises to pay to the Administrative Agent for the account of each Lender the then unpaid principal amount of its Loan on the Maturity Date.
(b)    Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Company to such Lender resulting from the Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.
(c)    The Administrative Agent shall maintain a Register pursuant to Section 8.4(d), and an account for each Lender in which it shall record (i) the amount of each Loan made hereunder and any promissory note evidencing such Loan, the Type thereof and the Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Company to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder for the account of the Lenders and each Lender’s share thereof.
(d)    The entries made in the Register and the accounts of each Lender maintained pursuant to paragraphs (b) and (c) of this Section shall be prima facie evidence of the existence and amounts of the obligations recorded therein; provided that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of the Company to repay the Loans in accordance with the terms of this Agreement.
(e)    Any Lender may request that Loans made by it be evidenced by a promissory note. In such event, the Company shall prepare, execute and deliver to such Lender a promissory note payable to such Lender (or, if requested by such Lender, to such Lender and its registered assigns)

in a form approved by the Administrative Agent. Thereafter, the Loans evidenced by such promissory note and interest thereon shall at all times (including after assignment pursuant to Section 8.4) be represented by one or more promissory notes in such form payable to the payee named therein (or its assigns).
Section 2.10.    Prepayment of Loans. (a) The Company shall have the right at any time and from time to time to prepay any Borrowing in whole or in part, subject to prior notice in accordance with paragraph (b) of this Section.
(b)    The Company shall notify the Administrative Agent by telephone (confirmed by telecopy) of any prepayment hereunder (i) in the case of prepayment of a Eurodollar Borrowing, not later than 10:00 a.m., Local Time three Business Days before the date of prepayment and (ii) in the case of prepayment of an ABR Borrowing, not later than 10:00 a.m., Local Time, one Business Day before the date of prepayment. Each such notice shall be irrevocable and shall specify the prepayment date and the principal amount of each Borrowing or portion thereof to be prepaid; provided that, a notice of prepayment delivered by the Company may state that such notice is conditioned upon the effectiveness of other credit facilities, in which case such notice may be revoked by the Company (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied. Promptly following receipt of any such notice relating to a Borrowing, the Administrative Agent shall advise the Lenders of the contents thereof. Each partial prepayment of any Borrowing shall be in an amount that would be permitted in the case of an advance of a Borrowing as provided in Section 2.2. Each prepayment of a Borrowing shall be applied ratably to the Loans included in the prepaid Borrowing. Prepayments shall be accompanied by accrued interest to the extent required by Section 2.12. If a Eurodollar Loan is prepaid on any day other than the last day of the Interest Period applicable thereto, the Company shall also pay any amounts owing pursuant to Section 2.15.
(c)    Within three (3) Business Days following receipt of the proceeds from the incurrence or issuance of any indebtedness for money borrowed (including senior notes) by the Company or any domestic Subsidiary (other than indebtedness under the Existing Credit Agreement, intercompany indebtedness, purchase money indebtedness or other such indebtedness incurred in the ordinary course of business to fund working capital needs), the Company shall prepay the Loans in an amount (rounded down, if necessary, to the nearest $1,000,000) equal to the lesser of the net cash proceeds thereof and the outstanding principal amount of the Loans.
Section 2.11.    Fees. (a) The Company agrees to pay to the Administrative Agent for the account of each Lender a facility fee (“Facility Fee”) in Dollars which shall accrue at the Applicable Rate for Facility Fee on the average daily amount of the outstanding Loan of such Lender; provided that any Facility Fee accruing after the Maturity Date or that has become due and payable pursuant to Article VI shall be payable on demand. All Facility Fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).
(b)    The Company agrees to pay to the Administrative Agent, for its own account, the administrative and other fees separately agreed upon between the Company and the Administrative Agent (collectively, the “Administrative Fees”).

(c)    All fees payable hereunder shall be paid on the dates due, in immediately available funds, to the Administrative Agent for distribution, in the case of Facility Fees, to the Lenders. Fees paid shall not be refundable under any circumstances.
Section 2.12.    Interest. (a) The Loans comprising each ABR Borrowing shall bear interest at the Alternate Base Rate plus the Applicable Rate for ABR Loans.
(b)    The Loans comprising each Eurodollar Borrowing shall bear interest at the Eurodollar Rate for the Interest Period in effect for such Borrowing plus the Applicable Rate for Eurodollar Loans.
(c)    Notwithstanding the foregoing, if any principal of or interest on any Loan or any fee or other amount payable by the Company hereunder is not paid when due, whether at stated maturity, upon acceleration or otherwise, such overdue amount shall bear interest, after as well as before judgment, at a rate per annum equal to (i) in the case of overdue principal of any Loan, 2% plus the rate otherwise applicable to such Loan as provided in the preceding paragraphs of this Section or (ii) in the case of any other amount, 2% plus the rate applicable to ABR Loans as provided in paragraph (a) of this Section.
(d)    Accrued interest on each Loan shall be payable in arrears on each Interest Payment Date for such Loan and upon the Maturity Date; provided that (i) interest accrued pursuant to paragraph (c) of this Section shall be payable on demand, (ii) in the event of any repayment or prepayment of any Loan (other than a prepayment of an ABR Loan prior to the Maturity Date), accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (iii) in the event of any conversion of any Eurodollar Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion.
(e)    All interest hereunder shall be computed on the basis of a year of 360 days, except that interest computed by reference to the Alternate Base Rate at a time when the Alternate Base Rate is based on the Prime Rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day). The applicable Alternate Base Rate or Eurodollar Rate shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error. The Administrative Agent shall promptly notify the Company of each determination of the Eurodollar Rate.
Section 2.13.    Alternate Rate of Interest. If prior to the commencement of any Interest Period for a Eurodollar Borrowing:
(a)    the Administrative Agent shall have determined (which determination shall be made in good faith and shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining the Eurodollar Rate for such Interest Period; or

(b)    the Administrative Agent is advised by the Required Lenders that the Eurodollar Rate for such Interest Period will not adequately and fairly reflect the cost to such Lenders of making or maintaining their Loans included in such Borrowing for such Interest Period;
then the Administrative Agent shall give notice thereof to the Company and the Lenders by telephone or telecopy as promptly as practicable thereafter and, until the Administrative Agent notifies the Company and the Lenders that the circumstances giving rise to such notice no longer exist, (i) any Interest Election Request that requests the conversion of any Borrowing to, or continuation of any Borrowing as, a Eurodollar Borrowing shall be ineffective and (ii) if the Borrowing Notice requests a Eurodollar Borrowing, such Borrowing shall be made as an ABR Borrowing.
Section 2.14.    Increased Costs. (a) If any Change in Law shall:
(i)    impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender (except any such reserve requirement compensated for pursuant to Section 2.24(a));
(ii)    impose on any Lender or the London interbank market any other condition, cost or expense affecting this Agreement or Eurodollar Loans made by such Lender; or
(iii)    subject any Recipient to any Taxes on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) and (c) of the definition of Excluded Taxes and (C) Connection Income Taxes).
and the result of any of the foregoing shall be to increase the cost to such Lender or such other Recipient of making, converting from or to, continuing or maintaining any Eurodollar Loan (or of maintaining its obligation to make any such Loan) or to increase the cost to such Lender, or to reduce the amount of any sum received or receivable by such Lender hereunder or such other Recipient (whether of principal, interest or otherwise), then the Company will pay to such Lender or such other Recipient, as the case may be, such additional amount or amounts as will compensate such Lender or such other Recipient, as the case may be, for such additional costs incurred or reduction suffered.
(b)    If any Lender determines that any Change in Law regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Agreement or the Loans made by such Lender or such Recipient to a level below that which such Lender or such Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy), then from time to time the Company will pay to such Lender such additional amount or amounts as will compensate such Lender or such Lender’s holding company for any such reduction suffered.

(c)    A certificate of a Lender setting forth the amount or amounts necessary to compensate such Lender or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section, and setting forth in reasonable detail the manner in which such amount or amounts shall have been determined, shall be delivered to the Company and shall be conclusive absent manifest error. The Company shall pay such Lender the amount shown as due on any such certificate within 10 days after receipt thereof.
(d)    Failure or delay on the part of any Lender to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s right to demand such compensation; provided that the Company shall not be required to compensate a Lender pursuant to this Section for any increased costs or reductions incurred more than 60 days prior to the date that such Lender notifies the Company of the Change in Law giving rise to such increased costs or reductions and of such Lender’s intention to claim compensation therefor; provided further that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 60‑day period referred to above shall be extended to include the period of retroactive effect thereof.
Section 2.15.    Break Funding Payments. In the event of (a) the payment or prepayment of any principal of any Eurodollar Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default), (b) the conversion of any Eurodollar Loan other than on the last day of the Interest Period applicable thereto, (c) the failure to borrow, convert, continue or prepay any Eurodollar Loan on the date specified in any notice delivered pursuant hereto (regardless of whether such notice may be revoked under Section 2.10(b) and is revoked in accordance therewith), or (d) the assignment of any Eurodollar Loan other than on the last day of the Interest Period applicable thereto as a result of a request by the Company pursuant to Section 2.18, then, in any such event, the Company shall compensate each Lender for the out-of-pocket loss, cost and expense attributable to such event. In the case of a Eurodollar Loan, such loss, cost or expense to any Lender shall be deemed to include an amount determined by such Lender to be the present value of the excess, if any, of (i) its cost of obtaining the funds for the Loan being paid, prepaid, refinanced or not borrowed (assumed to be the Eurodollar Rate applicable thereto) for the period from the date of such payment, prepayment, refinancing or failure to borrow or refinance to the last day of the Interest Period for such Loan (or, in the case of a failure to borrow or refinance the Interest Period for such Loan which would have commenced on the date of such failure) over (ii) the amount of interest (as reasonably determined by such Lender) that would be realized by such Lender in reemploying the funds so paid, prepaid or not borrowed or refinanced for such period or Interest Period, as the case may be. A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section and setting forth in reasonable detail the manner in which such amount or amounts shall have been determined shall be delivered to the Company and shall be conclusive absent manifest error. The Company shall pay such Lender the amount shown as due on any such certificate within 10 days after receipt thereof.
Section 2.16.    Taxes. (a) Withholding of Taxes; Gross-Up. Any and all payments by or on account of any obligation of any Credit Party under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by applicable law. If any applicable law (as determined in the good faith discretion of an applicable Withholding Agent) requires the deduction or withholding of any Tax from any such payment by a Withholding Agent, then the applicable Withholding Agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law and, if such Tax is an Indemnified Tax, then the sum payable by the applicable Credit Party shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section) the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made.
(b)    Payment of Other Taxes by the Company. The Credit Parties shall timely pay to the relevant Governmental Authority in accordance with applicable law, or at the option of the Administrative Agent timely reimburse it for, Other Taxes.
(c)    Evidence of Payments. As soon as practicable after any payment of Taxes by any Credit Party to a Governmental Authority, such Credit Party shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.
(d)    Indemnification by the Credit Parties. The Credit Parties shall jointly and severally indemnify each Recipient for any Indemnified Taxes that are required to be withheld or deducted in respect of payments to, or paid or payable by, such Recipient (including amounts imposed or asserted on or attributable to amounts payable under this Section 2.16(d)) and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. The indemnity under this Section 2.16(d) shall be paid within 10 days after the Recipient delivers to any Credit Party a certificate stating the amount of any Indemnified Taxes so withheld, paid or payable by such Recipient and describing the basis for the indemnification claim. Such certificate shall be conclusive of the amount so paid or payable absent manifest error. Such Recipient shall deliver a copy of such certificate to the Administrative Agent.
(e)    Indemnification by the Lenders. Each Lender shall severally indemnify the Administrative Agent for any Taxes (but, in the case of any Indemnified Taxes, only to the extent that any Credit Party has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Credit Parties to do so) attributable to such Lender that are paid or payable by the Administrative Agent in connection with any Loan Document and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. The indemnity under this Section 2.16(e) shall be paid within 10 days after the Administrative Agent delivers to the applicable Lender a certificate stating the amount of Taxes so paid or payable by the Administrative Agent. Such certificate shall be conclusive of the amount so paid or payable absent manifest error.
(f)    Status of Lenders. (i) Any Lender that is entitled to an exemption from, or reduction of, any applicable withholding Tax with respect to any payments under any Loan Document shall deliver to the Company and the Administrative Agent, at the time or times reasonably requested by the Company or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Company or the Administrative Agent as will permit such payments to be made without, or at a reduced rate of, withholding. In addition, any Lender, if reasonably requested by the Company or the Administrative Agent, shall deliver such other documentation prescribed by law or reasonably requested by the Company or the Administrative Agent as will enable the Company or the Administrative Agent to determine whether or not such Lender is subject to any withholding (including backup withholding) or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 2.16(f)(ii)(A) through (E) below) shall not be required if in the Lender’s judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal position of such Lender with respect to any tax matter. Upon the reasonable request of the Company or the Administrative Agent, any Lender shall update any form or certification previously delivered pursuant to this Section 2.16(f) (to the extent it is legally eligible to do so). If any form or certification previously delivered pursuant to this Section expires or becomes obsolete or inaccurate in any respect with respect to a Lender, such Lender shall promptly (and in any event within 10 days after such expiration, obsolescence or inaccuracy) notify the Company and the Administrative Agent in writing of such expiration, obsolescence or inaccuracy and update the form or certification if it is legally eligible to do so.
(ii)    Without limiting the generality of the foregoing, if the Company is a U.S. Person, any Lender with respect to the Company shall, if it is legally eligible to do so, deliver to the Company and the Administrative Agent (in such number of copies reasonably requested by the Company and the Administrative Agent) on or prior to the date on which such Lender becomes a party hereto, duly completed and executed copies of whichever of the following is applicable:
(A)    in the case of a Lender that is a U.S. Person, IRS Form W-9 certifying that such Lender is exempt from U.S. Federal backup withholding tax;
(B)    in the case of a Non-U.S. Lender claiming the benefits of an income tax treaty to which the United States is a party (1) with respect to payments of interest under any Loan Document, IRS Form W-8BEN (or Form W-8-BEN-E, as applicable) establishing an exemption from, or reduction of, U.S. Federal withholding Tax pursuant to the “interest” article of such tax treaty and (2) with respect to any other applicable payments under this Agreement, IRS Form W-8BEN (or Form W-8-BEN-E, as applicable) establishing an exemption from, or reduction of, U.S. Federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;
(C)    in the case of a Non-U.S. Lender for whom payments under this Agreement constitute income that is effectively connected with such Lender’s conduct of a trade or business in the United States, IRS Form W-8ECI;
(D)    in the case of a Non-U.S. Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code both (1) IRS Form W-8BEN (or Form W-8-BEN-E, as applicable) and (2) a certificate substantially in the form of Exhibit D (a “U.S. Tax Certificate”) to the effect that such Lender is not

(a)  a “bank” within the meaning of Section 881(c)(3)(A) of the Code, (b) a “10 percent shareholder” of the Company within the meaning of Section 881(c)(3)(B) of the Code (c) a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code and (d) conducting a trade or business in the United States with which the relevant interest payments are effectively connected;
(E)    in the case of a Non-U.S. Lender that is not the beneficial owner of payments made under this Agreement (including a partnership or a participating Lender) (1) an IRS Form W-8IMY on behalf of itself and (2) the relevant forms prescribed in clauses (A), (B), (C), (D) and (F) of this paragraph (f)(ii) that would be required of each such beneficial owner or partner of such partnership if such beneficial owner or partner were a Lender; provided, however, that if the Lender is a partnership and one or more of its partners are claiming the exemption for portfolio interest under Section 881(c) of the Code, such Lender may provide a U.S. Tax Certificate on behalf of such partners; or
(F)    any other form prescribed by law as a basis for claiming exemption from, or a reduction of, U.S. Federal withholding Tax together with such supplementary documentation necessary to enable the Company or the Administrative Agent to determine the amount of Tax (if any) required by law to be withheld.
(iii)    If a payment made to a Lender under any Loan Document would be subject to U.S. Federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Withholding Agent, at the time or times prescribed by law and at such time or times reasonably requested by the Withholding Agent, such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Withholding Agent as may be necessary for the Withholding Agent to comply with its obligations under FATCA, to determine that such Lender has or has not complied with such Lender’s obligations under FATCA and, as necessary, to determine the amount to deduct and withhold from such payment. Solely for purposes of this Section 2.16(f)(iii), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.
(g)    Treatment of Certain Refunds. If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 2.16 (including additional amounts paid pursuant to this Section 2.16), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including any Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid to such indemnified party pursuant to the previous sentence (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this Section 2.16(g), in no event will any indemnified party be required to pay any amount to any indemnifying party pursuant to this Section 2.16(g) if such payment would place such indemnified party in a less favorable position (on a net after-Tax basis) than such indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts giving rise to such refund had never been paid. This Section 2.16(g) shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes which it deems confidential) to the indemnifying party or any other Person.
(h)    Survival. Each party’s obligations under this Section 2.16 shall survive any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all other obligations any Loan Document.
Section 2.17.    Payments Generally; Pro Rata Treatment; Sharing of Set-offs. (a) Company shall make each payment required to be made by it hereunder (whether of principal, interest, fees or of amounts payable under Section 2.14, 2.15 or 2.16, or otherwise) prior to 3:00 p.m., Local Time at the place of payment, on the date when due, in immediately available funds, without set-off or counterclaim. Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to the Administrative Agent at its offices at 270 Park Avenue, New York, New York, or such other location as the Administrative Agent shall designate from time to time, except that payments pursuant to Sections 2.14, 2.15, 2.16 and 8.5 shall be made directly to the Persons entitled thereto. The Administrative Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof. If any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension. All payments hereunder shall be made in Dollars.
(b)    If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, interest and fees then due hereunder, such funds shall be applied (i) first, towards payment of interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, towards payment of principal then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal then due to such parties.
(c)    If any Lender shall, by exercising any right of set off or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Loan and accrued interest thereon than the proportion received by any other Lender, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Loans of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective

Loans; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this paragraph shall not be construed to apply to any payment made by the Company pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans to any assignee or participant, other than to the Company or any Subsidiary or Affiliate thereof (as to which the provisions of this paragraph shall apply). The Company consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Company rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Company in the amount of such participation.
(d)    Unless the Administrative Agent shall have received notice from the Company prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders hereunder that the Company will not make such payment, the Administrative Agent may assume that the Company has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders the amount due. In such event, if the Company has not in fact made such payment, then each of the Lenders severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.
(e)    If any Lender shall fail to make any payment required to be made by it pursuant to Section 2.6(b) or 2.17(d), then the Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), apply any amounts thereafter received by the Administrative Agent for the account of such Lender to satisfy such Lender’s obligations under such Sections until all such unsatisfied obligations are fully paid.
Section 2.18.    Mitigation Obligations; Replacement of Lenders. (a) If any Lender requests compensation under Section 2.14 or if the  Company is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.16, then such Lender shall use reasonable efforts to file any certificate or document requested by the Company (consistent with legal and regulatory restrictions), to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such filing, designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.14 or Section 2.16, as the case may be, in the future and (ii) would not otherwise be disadvantageous to such Lender.
(b)    If (i) any Lender requests compensation under Section 2.14, (ii) the Company is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.16 or (iii) any Lender does not consent to any proposed amendment, supplement, modification, consent or waiver of any provision of this Agreement or any other Loan Document that requires the consent of each of the Lenders or each of the Lenders affected thereby (so long as the consent of the Required Lenders has been obtained), then the Company may, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 8.4, it being agreed the assigning Lender shall be deemed to have consented to an Assignment and Assumption and shall not be required to execute an Assignment and Assumption), all its interests, rights and obligations under this Agreement to an assignee that shall assume such obligations (which assignee may be another Lender, if such Lender accepts such assignment); provided that (A) the Company shall have received the prior written consent of the Administrative Agent, which consent shall not unreasonably be withheld and shall not be required in connection with an assignment to another Lender, (B) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Company (in the case of all other amounts), (C) in the case of any such assignment resulting from a claim for compensation under Section 2.14 or payments required to be made pursuant to Section 2.16, such assignment will result in a reduction in such compensation or payments, (D) in the case of an assignment pursuant to clause (iii) above, no Default or Event of Default shall have occurred and be continuing and (E) the Administrative Agent shall have received from the Company a processing and recordation fee of $3.500 with respect to each such assignment to a Person which is not then a Lender. A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Company to require such assignment and delegation cease to apply.
Section 2.19.    [Reserved].
Section 2.20.    [Reserved].
Section 2.21.    [Reserved].
Section 2.22.    [Reserved].
Section 2.23.    [Reserved].
Section 2.24.    Additional Reserve Costs. (a) The Company shall pay to each Lender, as long as such Lender shall be required to maintain reserves with respect to liabilities or assets consisting of or including Eurocurrency funds or deposits (currently known as “Eurocurrency liabilities”), additional interest on the unpaid principal amount of each Eurodollar Loan equal to the actual costs of such reserves allocated to such Loan by such Lender.
(b)    Any additional interest owed pursuant to paragraph (a) of this Section shall be determined by the applicable Lender, which determination shall be conclusive absent manifest error, and notified to the Company (with a copy to the Administrative Agent) at least five Business Days before each date on which interest is payable for the applicable Loan, and such additional interest so notified to the Company by such Lender shall be due and payable to the Administrative Agent for the account of such Lender on each date on which interest is payable for such Loan. If a Lender fails to give such notice at least five Business Days before such date, then such additional interest shall be due and payable five Business Days after such notice is given.
ARTICLE III
REPRESENTATIONS AND WARRANTIES
The Company represents and warrants to each of the Lenders and the Administrative Agent that:
Section 3.1.    Organization; Powers. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Each other Credit Party is duly incorporated or organized, validly existing and (to the extent such concept applies in the applicable jurisdiction) in good standing under the laws of the jurisdiction of its incorporation or organization, as applicable. Each Credit Party (a) has all requisite power and authority to own its property and assets and to carry on its business as now conducted and as proposed to be conducted; (b) is qualified to do business in every jurisdiction where such qualification is required, except where the failure so to qualify would not result in a Material Adverse Effect; and (c) has the power and authority to execute and deliver this Agreement, to perform its obligations hereunder and, in the case of the Company, to borrow hereunder.
Section 3.2.    Authorization. The Transactions (a) are within each Credit Party’s powers and have been duly authorized by all requisite action, as applicable, and (b) will not (i) violate (A) any provision of any law, statute, rule or regulation (including the Margin Regulations), (B) any provision of the certificate of incorporation or other constitutive documents or by‑laws of the Company or any Subsidiary, (C) any order of any Governmental Authority or (D) any provision of any Contractual Obligation, (ii) be in conflict with, result in a breach of or constitute (alone or with notice or lapse of time or both) a default under any such Contractual Obligation or (iii) result in the creation or imposition of any lien upon any property or assets of the Company or any Subsidiary other than, in the case of clauses (i)(A), (i)(C), (i)(D), (ii) and (iii), any such violations, conflicts, breaches, defaults or liens that, individually or in the aggregate, would not have a Material Adverse Effect.
Section 3.3.    Enforceability. Each Loan Document constitutes or, when executed and delivered, will constitute a legal, valid and binding obligation of each Credit Party party thereto, enforceable in accordance with its terms (subject, as to enforceability, to applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors’ rights generally and to general principles of equity (regardless of whether such enforceability is considered in a proceeding at law or in equity)).
Section 3.4.    Governmental Approvals. No action, consent or approval of, registration or filing with or other action by any Governmental Authority is required in connection with the Transactions.
Section 3.5.    Financial Statements; No Material Adverse Change. 1) The Company has heretofore furnished to the Administrative Agent and the Lenders copies of (i) its audited consolidated financial statements for the fiscal year ended December 31, 2014, which were included in its annual report on Form 10‑K as filed with the SEC under the Exchange Act on February 27, 2015, and (ii) its unaudited consolidated financial statements for the quarter ended June 30, 2015, which were included in its quarterly report on Form 10-Q as filed with the SEC under the Exchange Act on July 23, 2015. Such financial statements present fairly, in all material respects, the financial condition and the results of operations of the Company and its Subsidiaries, taken as a whole, as of, and for the accounting periods ending on, such dates in accordance with GAAP (subject, in the case of unaudited statements, to normal year-end audit adjustments and the absence of footnotes).
(b)    Since December 31, 2014, there has been no material adverse effect on the business, operations, properties or financial condition of the Company and its Subsidiaries, taken as a whole, from those reflected in the audited financial statements set forth in the Form 10-K filed with the SEC under the Exchange Act on February 27, 2015.
Section 3.6.    Litigation; Compliance with Laws. (a) There are no actions, proceedings or investigations filed or (to the knowledge of the Company) threatened against the Company or any Subsidiary in any court or before any Governmental Authority or arbitration board or tribunal which question the validity or legality of this Agreement, the Transactions or any action taken or to be taken pursuant to this Agreement and no order or judgment has been issued or entered restraining or enjoining the Company or MJC from the execution, delivery or performance of this Agreement nor is there any other action, proceeding or investigation filed or (to the knowledge of the Company) threatened against the Company or any Subsidiary in any court or before any Governmental Authority or arbitration board or tribunal which would be reasonably likely to result in a Material Adverse Effect.
(b)    Neither the Company nor any Subsidiary is in violation of any law, rule or regulation, or in default with respect to any judgment, writ, injunction or decree of any Governmental Authority, where such violation or default would be reasonably likely to result in a Material Adverse Effect.
(c)    The Company and its Subsidiaries have implemented and maintain in effect policies and procedures designed to ensure compliance by the Company, its Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions. The Company and its Subsidiaries and, to the knowledge of the Company, their respective officers and employees, directors and agents are in compliance with Anti-Corruption Laws and applicable Sanctions in all material respects except for any failure to comply that is not systemic and does not involve senior management of the Company. None of the Company or any Subsidiary or, to the knowledge of the Company, any of their respective directors, officers or employees or any agent of the Company or any Subsidiary that will act in any capacity in connection with or benefit from the credit facility established hereby is a Sanctioned Person. No Borrowing, use of proceeds or other transaction related to this Agreement will violate Anti-Corruption Laws or applicable Sanctions.
Section 3.7.    Federal Reserve Regulations. No part of the proceeds of any Loan will be used, whether directly or indirectly, and whether immediately, incidentally or ultimately, for any purpose which entails a violation of, or which is inconsistent with, the provisions of the Margin Regulations.

Section 3.8.    Use of Proceeds. All proceeds of the Loans shall be used for the purposes referred to in the recitals to this Agreement.
Section 3.9.    Taxes. The Company and the Subsidiaries have filed or caused to be filed all Federal income tax and other material federal state, local and foreign Tax returns which are required to be filed by them, and have paid or caused to be paid all Taxes shown to be due and payable on such returns or on any assessments received by any of them, other than any Taxes or assessments the validity of which is being contested in good faith by appropriate proceedings, and with respect to which appropriate accounting reserves have, to the extent required by GAAP, been set aside.
Section 3.10.    Employee Benefit Plans. Each Plan’s funding target (as defined in Section 430 of the Code) does not exceed the fair market value of such Plan’s assets (as determined under Section 430 of the Code), except as would not individually or in the aggregate have a Material Adverse Effect. Each Plan of the Company or any ERISA Affiliate has maintained the minimum funding standard required by Section 412 of the Code and no waiver of such standard has been sought or granted. Except as would not individually or in the aggregate have a Material Adverse Effect: (a) no ERISA Termination Event has occurred or (b) each Plan has been established and administered in accordance with its terms and in compliance with the applicable provisions of ERISA, the Code and other applicable laws, rules and regulations.
Section 3.11.    Environmental and Safety Matters. Other than exceptions to any of the following that would not in the aggregate have a Material Adverse Effect: (i) the Company and the Subsidiaries comply and have complied with all applicable Environmental and Safety Laws; (ii) there are and have been no Hazardous Substances at any property owned, leased or operated by the Company or any Subsidiary now or in the past, or at any other location, that could reasonably be expected to result in liability of the Company or any Subsidiary under any Environmental and Safety Law or result in costs to any of them arising out of any Environmental and Safety Law; (iii) there are no past, present, or, to the knowledge of the Company and the Subsidiaries, anticipated future events, conditions, circumstances, practices, plans, or legal requirements that could reasonably be expected to prevent the Company or any of the Subsidiaries from, or increase the costs to the Company or any of the Subsidiaries of, complying with applicable Environmental and Safety Laws or obtaining or renewing all material permits, approvals, authorizations, licenses or permissions required of any of them pursuant to any such law; and (iv) neither the Company nor any of the Subsidiaries has retained or assumed, by contract or operation of law, any liability, fixed or contingent, under any Environmental and Safety Law.
Section 3.12.    Properties. (a) Each of the Company and its Subsidiaries has good title to, or valid leasehold interests in, all its real and personal property that are material to the business of the Company and its Subsidiaries taken as a whole, except for minor defects in title that do not interfere with its ability to conduct its business as currently conducted or to utilize such properties for their intended purposes.
(b)    Each of the Company and its Subsidiaries owns, or is licensed to use, all trademarks, trade names, copyrights, patents and other intellectual property that are material to the business of the Company and its Subsidiaries taken as a whole, and the use thereof by the Company and its

Subsidiaries does not infringe upon the rights of any other Person, except for any such infringements that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.
Section 3.13.    Investment Company Status. Neither the Company nor any of its Subsidiaries is an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940.
Section 3.14.    Accuracy of Information, etc. The information, exhibits and reports furnished by the Company and its Subsidiaries to the Administrative Agent or any Lender in connection with the negotiation of, or pursuant to the terms of, this Agreement do not, considered as a whole, contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made therein, in light of the circumstances under which any such statements were made, not misleading.
ARTICLE IV
CONDITIONS
Section 4.1.    Effective Date. The obligations of the Lenders to make Loans hereunder shall not become effective until the date on which each of the following conditions is satisfied (or waived in accordance with Section 8.7):
(a)    The Administrative Agent (or its counsel) shall have received from each party hereto either (i) a counterpart of this Agreement signed on behalf of such party or (ii) written evidence satisfactory to the Administrative Agent (which may include telecopy or email transmission of a signed signature page of this Agreement) that such party has signed a counterpart of this Agreement.
(b)    The Administrative Agent shall have received a favorable written opinion letter (addressed to the Administrative Agent and the Lenders and dated the Effective Date) of Mayer Brown LLP, in form and substance reasonably satisfactory to the Administrative Agent and covering such matters relating to the Credit Parties, this Agreement or the Transactions as the Administrative Agent shall reasonably request. The Company hereby requests such counsel to deliver such opinion letter.
(c)    The Administrative Agent shall have received such documents and certificates as the Administrative Agent or its counsel may reasonably request relating to the organization, existence and good standing of the Company and MJC, the authorization of the Transactions and any other legal matters relating to the Company and MJC, this Agreement or the Transactions, all in form and substance satisfactory to the Administrative Agent and its counsel.
(d)    The Administrative Agent shall have received a certificate, dated the Effective Date and signed by the President or a Financial Officer of the Company, certifying that (i) the representations and warranties of the Company set forth in this Agreement are true and correct in all material respects (provided that such representations and warranties qualified as to materiality are true and correct) on and as of the Effective Date and (ii) no Default has occurred and is continuing at the time of and immediately after giving effect to the Borrowing on the Effective Date.

(e)    The Administrative Agent shall have received all fees and other amounts due and payable on or prior to the Effective Date, including, to the extent invoiced not less than two Business Days before the Effective Date, reimbursement or payment of all out-of-pocket expenses required to be reimbursed or paid by the Company hereunder.
The Administrative Agent shall notify the Company and the Lenders of the Effective Date, and such notice shall be conclusive and binding. Notwithstanding anything herein to the contrary, in the event that the Effective Date shall not have occurred on or before October [28], 2015, then the Commitments shall terminate and the Lenders shall have no obligation to make Loans hereunder.
ARTICLE V
COVENANTS
Affirmative Covenants. The Company covenants and agrees with each Lender and the Administrative Agent that so long as this Agreement shall remain in effect or the principal of or interest on any Loan, any fees or any other amounts payable hereunder shall be unpaid, unless the Required Lenders shall otherwise consent in writing, it will, and will cause each of the Subsidiaries to:
Section 5.1.    Existence. Do or cause to be done all things necessary to preserve and keep in full force and effect its existence and its rights and franchises that are material to the business of the Company and its Subsidiaries as a whole, except as expressly permitted under Section 5.9 and except, in the case of any Subsidiary, where the failure to do so would not result in a Material Adverse Effect.
Section 5.2.    Business and Properties. Comply in all respects with all applicable laws, rules, regulations and orders of any Governmental Authority (including Environmental and Safety Laws and ERISA), whether now in effect or hereafter enacted except instances that could not, in the aggregate, reasonably be expected to result in a Material Adverse Effect; and at all times maintain and preserve all property material to the conduct of the business of the Company and its Subsidiaries as a whole and keep such property in good repair, working order and condition and from time to time make, or cause to be made, all needful and proper repairs, renewals, additions, improvements and replacements thereto necessary in order that the business carried on in connection therewith may be properly conducted at all times, except where the failure to do so would not result in a Material Adverse Effect. Without limiting the foregoing, maintain in effect and enforce policies and procedures designed to ensure compliance by the Company, its Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions in all material respects.
Section 5.3.    Financial Statements, Reports, Etc. Furnish to the Administrative Agent and each Lender:
(a)    within 95 days after the end of each fiscal year, its annual report on Form 10‑K as filed with the SEC, including its consolidated balance sheet and the related consolidated earnings statement showing its consolidated financial condition as of the close of such fiscal year and the consolidated results of its operations during such year, all audited by Deloitte & Touche LLP or other independent certified public accountants of recognized national standing selected by the Company and accompanied by an opinion of such accountants (without a “going concern” qualification or exception and without any qualification or exception with respect to the scope of such opinion) to the effect that such consolidated financial statements fairly present the Company’s financial condition and results of operations on a consolidated basis in accordance with GAAP;
(b)    within 50 days after the end of each of the first three fiscal quarters of each fiscal year, its quarterly report on Form 10‑Q as filed with the SEC, including its unaudited consolidated balance sheet and related consolidated earnings statement, showing its consolidated financial condition as of the close of such fiscal quarter and the consolidated results of its operations during such fiscal quarter and the then elapsed portion of the fiscal year (and each delivery of such statements shall be deemed a representation that such statements fairly present the Company’s financial condition and results of operations on a consolidated basis in accordance with GAAP, subject to normal year-end audit adjustments and the absence of footnotes);
(c)    concurrently with any delivery of financial statements under paragraph (a) or (b) above, a certificate of a Financial Officer (i) certifying that no Event of Default or Default has occurred or, if such an Event of Default or Default has occurred, specifying the nature and extent thereof and any corrective action taken or proposed to be taken with respect thereto and (ii) calculating the Consolidated Leverage Ratio in reasonable detail as of the last day of the applicable fiscal period and calculating the Consolidated Interest Coverage Ratio in reasonable detail for the period of four fiscal quarters ending on the last day of such fiscal period; and
(d)    promptly, from time to time, such other information as any Lender shall reasonably request through the Administrative Agent.
Information required to be delivered pursuant to this Section 5.3 shall be deemed to have been effectively delivered (including for purposes of Section 8.1(b)) on the date on which the Company provides notice to the Administrative Agent (which notice the Administrative Agent shall promptly provide to the Lenders) that such information has been posted on the SEC website on the Internet at sec.gov/edaux/searches.htm (or any successor website), on the Company’s IntraLinks site at intralinks.com or at another relevant website identified in such notice and accessible by the Lenders without charge. Any such notice by the Company or the Administrative Agent may be by e-mail to the addresses provided in or pursuant to Sections 8.1(b) and 8.1(c).
Section 5.4.    Insurance. Keep its insurable properties adequately insured at all times by financially sound and reputable insurers (which may include captive insurers), and maintain such other insurance or self-insurance, to such extent and against such risks, including fire and other risks insured against by extended coverage, as is customary with companies similarly situated and in the same or similar businesses.
Section 5.5.    Obligations and Taxes. Pay and discharge promptly when due all material Taxes, assessments and governmental charges imposed upon it or upon its income or profits or in respect of its property, in each case before the same shall become delinquent or in default and before penalties accrue thereon, unless and to the extent that the same are being contested in good faith by appropriate proceedings and adequate reserves with respect thereto shall, to the extent required by GAAP, have been set aside.
Section 5.6.    Litigation and Other Notices. Give the Administrative Agent written notice of the following within five Business Days after any executive officer of the Company obtains knowledge thereof:
(a)    the filing or commencement of any action, suit or proceeding which the Company reasonably expects to result in a Material Adverse Effect; and
(b)    any Event of Default or Default, specifying the nature and extent thereof and the action (if any) which is proposed to be taken with respect thereto.
Section 5.7.    Books and Records. Keep proper books of record and account in which full, true and correct entries are made of all material dealings and transactions in relation to its business and activities.
Section 5.8.    [Reserved].
Negative Covenants. The Company covenants and agrees with each Lender and the Administrative Agent that so long as this Agreement shall remain in effect or the principal of or interest on any Loan, any fees or any other amounts payable hereunder shall be unpaid, unless the Required Lenders shall otherwise consent in writing, it will not, and will not permit any of the Subsidiaries to:
Section 5.9.    Consolidations, Mergers, and Sales of Assets. In the case of the Company, (a) consolidate or merge with or into any other Person or liquidate, wind up or dissolve (or suffer any liquidation or dissolution) or (b) sell, or otherwise transfer (in one transaction or a series of transactions), or permit any Subsidiary to sell, or otherwise transfer (in one transaction or a series of transactions), all or substantially all of the assets of the Company and its Subsidiaries, taken as a whole, to any other Person; provided that the Company may merge or consolidate with another Person if (A) the Company is the corporation surviving such merger and (B) immediately after giving effect to such merger or consolidation, no Default or Event of Default shall have occurred and be continuing.
Section 5.10.    Liens. Create, assume or suffer to exist any Lien upon any property, except that the foregoing shall not prevent the Company or any Subsidiary from creating, assuming or suffering to exist any of the following Liens:
(a)    Liens existing on June 17, 2011 and set forth on Schedule 5.10 hereto;
(b)    any Lien existing on property owned or leased by any Person at the time it becomes a Subsidiary; provided that such Lien was not created in anticipation of such Person becoming a Subsidiary;

(c)    any Lien existing on property at the time of the acquisition thereof by the Company or any Subsidiary; provided that such Lien was not created in anticipation of such Person becoming a Subsidiary;
(d)    any Lien to secure any Debt incurred prior to, at the time of, or within 12 months after the acquisition of any fixed assets (but not assets constituting a line of business) for the purpose of financing all or any part of the purchase price thereof;
(e)    any Lien to secure any Debt incurred prior to, at the time of, or within 12 months after the completion of the construction, alteration, repair or improvement of any property for the purpose of financing all or any part of the cost thereof;
(f)    any Liens securing Debt of a Subsidiary owing to the Company or to another Subsidiary;
(g)    Liens for taxes, assessments or governmental charges or levies not yet due or that are being contested in good faith by appropriate proceedings, provided that adequate reserves with respect thereto are maintained on the books of the Company or its Subsidiaries, as the case may be, in conformity with GAAP;
(h)    carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other like Liens arising in the ordinary course of business that are not more than 60 days delinquent in accordance with their terms or that are being contested in good faith by appropriate proceedings;
(i)    pledges or deposits in connection with workers’ compensation, unemployment insurance and other social security legislation and deposits securing liability to insurance carriers under insurance or self-insurance arrangements;
(j)    deposits to secure the performance of bids, trade contracts (other than for borrowed money), leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business;
(k)    any interest or title of a lessor under any lease entered into by the Company or any Subsidiary in the ordinary course of its business and covering only the assets so leased;
(l)    Liens arising from precautionary Uniform Commercial Code financing statement filings with respect to operating leases or consignment arrangements entered into by the Company or any Subsidiary in the ordinary course of business;
(m)    customary Liens in favor of a banking institution arising by operation of law encumbering deposits (including the right of set-off) held by such banking institutions incurred in the ordinary course of business and that are within the general parameters customary in the banking industry;
(n)    any extension, renewal or replacement (or successive extensions, renewals or replacements) in whole or in part of any Lien referred to in clauses (a) through (m) above, so long as the principal amount of the Debt secured thereby does not exceed the principal amount of Debt so secured at the time of such extension, renewal or replacement (except that, where an additional principal amount of Debt is incurred to provide funds for the completion of a specific project, the additional principal amount, and any related financing costs, may be secured by the Lien as well) and such Lien is limited to the same property subject to the Lien so extended, renewed or replaced (and improvements on such property);
(o)    Liens securing any obligations of the Credit Parties under the Loan Documents or guarantees in respect thereof;
(p)    Liens securing any Debt arising under (i) the Indenture or any Guarantee thereof or (ii) the Existing Credit Agreement or any Guarantee thereof, in each case as long as the obligations of the Credit Parties under the Loan Documents and any Guarantee thereof are secured equally and ratably with (or prior to) such Liens on terms reasonably satisfactory to the Administrative Agent; and
(q)    any Lien not otherwise permitted by clauses (a) through (p) above; provided that the obligations secured thereby shall not at any time exceed $125,000,000.
Section 5.11.    Limitation on Sale and Leaseback Transactions. Enter into any Sale and Leaseback Transaction, or permit any Subsidiary to do so, unless (a) the Company or such Subsidiary would be entitled to incur Debt, in a principal amount at least equal to the Value of such Sale and Leaseback Transaction, which is secured by Liens on the property to be leased without violating Section 5.10(q) or 5.12 or (b) the Company is the transferee of such property..
Section 5.12.    Indebtedness. Permit Subsidiaries of the Company to create, issue, incur, assume or otherwise become liable for any Debt if, immediately after giving effect to such event, the aggregate principal amount of all Debt of Subsidiaries of the Company (other than Permitted Subsidiary Debt) would exceed the greater of (a) $150,000,000 and (b) an amount equal to 5% of the total assets of the Company and its Subsidiaries on a consolidated basis, as such total assets are reflected on the financial statements of the Company most recently delivered pursuant to Section 5.3.
Section 5.13.    Financial Covenants. (a) Consolidated Leverage Ratio. Permit the Consolidated Leverage Ratio to exceed 3.50 to 1.00 on the last day of each fiscal quarter of the Company.
(b)    Consolidated Interest Coverage Ratio. Permit the Consolidated Interest Coverage Ratio to be less than 3.00 to 1.00 on the last day of each fiscal quarter for any period of four consecutive fiscal quarters.
Section 5.14.    Transactions with Affiliates. Enter into any material transaction, including any purchase, sale, lease or exchange of property, the rendering of any service or the payment of any management, advisory or similar fees, with any Affiliate, except any such transaction which is (a) not otherwise prohibited under this Agreement and upon fair and reasonable terms no less favorable to the Company or the relevant Subsidiary than it would obtain in a comparable arm’s length transaction with a Person that is not an Affiliate, (b) entered into on or prior to June 17, 2011 or contemplated by any agreement identified on Schedule 5.14 hereof, (c) between or among the Company and/or one or more Subsidiaries exclusively, (d) any Restricted Payment permitted hereunder or (e) any arrangements with officers, directors, representatives or other employees of the Company or any Subsidiary relating specifically to employment as such.
Section 5.15.    Restrictive Agreements. (a) Enter into or suffer to exist or become effective any agreement that prohibits or limits the ability of the Company or any Subsidiary to create, incur, assume or suffer to exist any Lien upon any of its property or revenues, whether now owned or hereafter acquired, to secure its obligations under the Loan Documents to which it is a party other than (i) this Agreement and the other Loan Documents, (ii) restrictions in the Indenture or any Guarantee thereof, so long as in each case such restrictions are no more restrictive than those in effect thereunder on the Effective Date, (iii) any agreements governing any purchase money Liens or Capital Lease Obligations otherwise permitted hereby (in which case, any prohibition or limitation shall only be effective against the assets financed thereby) and (iv) customary non-assignment provisions in leases or other agreements entered in the ordinary course of business and consistent with past practices.
(b)    Enter into or suffer to exist or become effective any consensual encumbrance or restriction on the ability of any Subsidiary of the Company to (i) pay dividends or make distributions in respect of any Capital Stock of such Subsidiary held by, or pay any Debt owed to, the Company or any other Subsidiary of the Company, (ii) make loans or advances to, or other investments in, the Company or any other Subsidiary of the Company or (iii) transfer any of its assets to the Company or any other Subsidiary of the Company, except for such encumbrances or restrictions existing under or by reason of (A) any restrictions existing under the Loan Documents, (B) applicable law, (C) customary non-assignment provisions in leases or other agreements entered in the ordinary course of business and consistent with past practices, or (D) customary restrictions in security agreements, mortgages or capital leases securing Debt to the extent such restrictions only restrict the transfer of the property subject to such security agreement, mortgage or capital lease, (E) any restrictions with respect to a Subsidiary imposed pursuant to an agreement that has been entered into in connection with the Disposition of all or substantially all of the Capital Stock or assets of such Subsidiary and (F) customary non-assignment provisions arising in connection with any acquisition agreement.
Section 5.16.    Amendment of Separation Agreements. Amend or otherwise modify, or fail to enforce in a timely way, its rights under the Separation Agreements, if such amendment, modification or failure would or would be reasonably likely to, result in a Material Adverse Effect.
Section 5.17.    Restricted Payments. Declare or pay any dividend (other than dividends payable solely in common stock of the Person making such dividend) on, or make any payment on account of, or set apart assets for a sinking or other analogous fund for, the purchase, redemption, defeasance, retirement or other acquisition of, any Capital Stock of the Company or any Subsidiary, whether now or hereafter outstanding, or make any other distribution in respect thereof, either directly or indirectly, whether in cash or property or in obligations of the Company or any Subsidiary, (collectively “Restricted Payments”) if after giving effect thereto there shall be a Default, except that any Subsidiary may make Restricted Payments to the Company or any Wholly Owned Subsidiary; provided that if there shall not be a Default at the time such dividend is declared, such dividend may be paid within 60 days of declaration notwithstanding that there may be a Default on the date of payment.
Section 5.18.    ERISA. Permit the present aggregate value of projected benefit obligations (as determined in accordance with FAS 158) of all Plans and all foreign employee pension benefit plans (based on those assumptions used for disclosure of such obligations in corporate financial statements in accordance with GAAP), as of the most recent statements available, to exceed the aggregate value of the assets for all such plans by an amount that would reasonably be expected to have a Material Adverse Effect.
ARTICLE VI
EVENTS OF DEFAULT
In case of the happening of any of the following events (each an “Event of Default”):
(a)    any representation or warranty made or deemed made in or in connection with the execution and delivery of this Agreement or the Borrowings hereunder shall prove to have been false or misleading in any material respect when so made, deemed made or furnished;
(b)    default shall be made in the payment of any principal of any Loan when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or by acceleration thereof or otherwise;
(c)    default shall be made in the payment of any interest on any Loan or any fee or any other amount (other than an amount referred to in paragraph (b) above) due hereunder, when and as the same shall become due and payable, and such default shall continue unremedied for a period of three Business Days;
(d)    default shall be made in the due observance or performance of any covenant, condition or agreement contained in Section 5.6, 5.9, 5.10, 5.11, 5.12, 5.13, 5.14, 5.15, 5.16 or 5.17;
(e)    default shall be made in the due observance or performance of any covenant, condition or agreement contained herein (other than those specified in paragraph (b), (c) or (d) above) and such default shall continue unremedied for a period of 30 days after notice thereof from the Administrative Agent or any Lender to the Company;
(f)    (i) the Company or any Subsidiary shall (A) fail to pay any principal or interest, regardless of amount, due in respect of one or more items of Debt in an aggregate principal amount greater than or equal to $75,000,000, when and as the same shall become due and payable (giving effect to any applicable grace period), or (B) fail to observe or perform any other term, covenant, condition or agreement contained in any agreement or instrument evidencing or governing any such Debt if the effect of any failure referred to in this clause (B) is to cause, or to permit the holder or beneficiary of such Debt (or a trustee or agent on behalf of such holder or beneficiary) to cause, such Debt to become due prior to its stated maturity or, in the case of any such Debt arising out of a Guarantee, to become payable or (ii) there shall occur an “Event of Default” (as defined in the Existing Credit Agreement);

(g)    an involuntary proceeding shall be commenced or an involuntary petition shall be filed in a court of competent jurisdiction seeking (i) relief in respect of the Company or any Subsidiary, or of a substantial part of the property or assets of the Company or any Subsidiary, under Title 11 of the United States Code, as now constituted or hereafter amended, or any other Federal or state bankruptcy, insolvency, receivership or similar law, (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Company or any Subsidiary or for a substantial part of the property or assets of the Company or any Subsidiary or (iii) the winding up or liquidation of the Company or any Subsidiary; and such proceeding or petition shall continue undismissed for 60 days or an order or decree approving or ordering any of the foregoing shall be entered;
(h)    the Company or any Subsidiary shall (i) voluntarily commence any proceeding or file any petition seeking relief under Title 11 of the United States Code, as now constituted or hereafter amended, or any other Federal or state bankruptcy, insolvency, receivership or similar law, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or the filing of any petition described in paragraph (g) above, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Company or any Subsidiary or for a substantial part of the property or assets of the Company or any Subsidiary, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors, (vi) become unable, admit in writing its inability or fail generally to pay its debts as they become due or (vii) take any action for the purpose of effecting any of the foregoing;
(i)    one or more judgments for the payment of money in an aggregate amount equal to or greater than $75,000,000 (exclusive of any amount thereof covered by insurance) shall be rendered against the Company, any Subsidiary or any combination thereof and the same shall remain undischarged for a period of 30 consecutive days during which execution shall not be effectively stayed (for this purpose, a judgment shall be effectively stayed during a period when it is not yet due and payable), or any action shall be legally taken by a judgment creditor to levy upon assets or properties of the Company or any Subsidiary to enforce any such judgment;
(j)    (i) a Plan of the Company or any Subsidiary shall fail to maintain the minimum funding standard required by Section 412 of the Code for any plan year or a waiver of such standard is sought or granted under Section 412(c), or (ii) an ERISA Termination Event shall have occurred with respect to the Company or any Subsidiary or an ERISA Affiliate has incurred or is reasonably likely to incur a liability to or on account of a Plan under Section 4062, 4063, 4064, 4201 or 4204 of ERISA, or (iii) the Company or any Subsidiary or any ERISA Affiliate shall engage in any prohibited transaction described in Sections 406 of ERISA or 4975 of the Code for which a statutory or class exemption is not available or a private exemption has not been previously obtained from the United States Department of Labor, or (iv) the Company or any Subsidiary or any ERISA Affiliate shall fail to pay any required installment or any other payment required to be paid by such entity under Sections 412 or 430 of the Code on or before the due date for such installment or other payment, or (v) the Company or any Subsidiary or any ERISA Affiliate shall fail to make any contribution or payment to any Multiemployer Plan (as defined in Section 4001(a)(3) of ERISA) which the Company or any Subsidiary or any ERISA Affiliate is required to make under any agreement relating to such Multiemployer Plan or any law pertaining thereto, and there shall result from any such event or events either a liability or a material risk of incurring a liability to the PBGC, a Plan or a Multiemployer Plan which will have a Material Adverse Effect;
(k)    a Change in Control shall occur; or
(l)    the guarantee in Section 8.16 shall cease to be, or shall be asserted by the Company or MJC not to be, a valid and binding obligation on the part of the Company or, at any time MJC is a Guarantor thereunder, of MJC;
then, and in every such event (other than an event with respect to Company described in paragraph (g) or (h) above), and at any time thereafter during the continuance of such event, the Administrative Agent, at the request of the Required Lenders, shall, by notice to the Company, declare the Loans then outstanding to be forthwith due and payable in whole or in part, whereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and any unpaid accrued fees and all other liabilities of the Company accrued hereunder shall become forthwith due and payable immediately, without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived anything contained herein to the contrary notwithstanding; and, in any event with respect to the Company described in paragraph (g) or (h) above, the principal of the Loans then outstanding, together with accrued interest thereon and any unpaid accrued fees and all other liabilities of the Company accrued hereunder shall automatically become due and payable, without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived anything contained herein to the contrary notwithstanding.
ARTICLE VII
THE ADMINISTRATIVE AGENT
In order to expedite the transactions contemplated by this Agreement, JPMorgan Chase Bank, N.A. is hereby appointed to act as the Administrative Agent on behalf of the Lenders. Each of the Lenders hereby irrevocably authorizes the Administrative Agent to take such actions on behalf of such Lender or holder and to exercise such powers as are specifically delegated to the Administrative Agents by the terms and provisions hereof, together with such actions and powers as are reasonably incidental thereto. The Administrative Agent is hereby expressly authorized by the Lenders, without hereby limiting any implied authority, (a) to receive on behalf of the Lenders all payments of principal of and interest on the Loans, payments in respect of all other amounts due to the Lenders hereunder, and promptly to distribute to each Lender its proper share of each payment so received; (b) to give notice on behalf of each of the Lenders to the Company or MJC of any Event of Default of which the Administrative Agent has actual knowledge acquired in connection with its agency hereunder; and (c) to distribute to each Lender copies of all notices, financial statements and other materials delivered by any Credit Party pursuant to this Agreement as received by the Administrative Agent.
Notwithstanding the foregoing, the Administrative Agent shall have no duties under the Loan Documents in its capacity as Administrative Agent and none of the Syndication Agent or Joint Lead Arrangers or Bookrunners listed on the cover page hereof shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as an agent or a Lender.
Neither the Administrative Agent nor any of its respective directors, officers, employees or agents shall be liable as such for any action taken or omitted by any of them except for its or his or her own gross negligence or willful misconduct, or be responsible for any statement, warranty or representation herein or the contents of any document delivered in connection herewith, or be required to ascertain or to make any inquiry concerning the performance or observance by the Company or MJC of any of the terms, conditions, covenants or agreements contained in this Agreement. The Administrative Agent shall not be responsible to the Lenders for the due execution, genuineness, validity, enforceability or effectiveness of this Agreement or other instruments or agreements. The Administrative Agent may deem and treat the Lender which makes any Loan as the holder of the indebtedness resulting therefrom for all purposes hereof until it shall have received notice from such Lender, given as provided herein, of the transfer thereof. The Administrative Agent shall in all cases be fully protected in acting, or refraining from acting, in accordance with written instructions signed by the Required Lenders and, except as otherwise specifically provided herein, such instructions and any action or inaction pursuant thereto shall be binding on all the Lenders. The Administrative Agent shall, in the absence of knowledge to the contrary, be entitled to rely on any instrument or document believed by it in good faith to be genuine and correct and to have been signed or sent by the proper Person or Persons. Neither the Administrative Agent nor any of its respective directors, officers, employees or agents shall have any responsibility to the Company or MJC on account of the failure of or delay in performance or breach by any Lender of any of its obligations hereunder or to any Lender on account of the failure of or delay in performance or breach by any other Lender or the Company or MJC of any of their respective obligations hereunder or in connection herewith. The Administrative Agent may execute any and all duties hereunder by or through its Affiliates, agents or employees and shall be entitled to rely upon the advice of legal counsel selected by it with respect to all matters arising hereunder and shall not be liable for any action taken or suffered in good faith by them in accordance with the advice of such counsel.
The Lenders hereby acknowledge that the Administrative Agent shall be under no duty to take any discretionary action permitted to be taken by it pursuant to the provisions of this Agreement unless it shall be requested in writing to do so by the Required Lenders.
Subject to the appointment and acceptance of a successor Administrative Agent as provided below, the Administrative Agent may resign at any time by notifying the Lenders and the Company. Upon any such resignation of the Administrative Agent, the Required Lenders shall have the right to appoint a successor Administrative Agent acceptable to the Company. If no successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may, on behalf of the Lenders, appoint a successor Administrative Agent which shall be a bank with an office in New York, New York, having a combined capital and surplus of at least $500,000,000 or an Affiliate of any such bank. Upon the acceptance of any appointment as Administrative Agent hereunder by a successor bank, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent and the retiring Administrative Agent shall be discharged from its duties and obligations hereunder. After the Administrative Agent’s resignation hereunder, the provisions of this Article and Section 8.5 shall continue in effect for its benefit in respect of any actions taken or omitted to be taken by it while it was acting as Administrative Agent.
With respect to the Loans made by it hereunder, the Administrative Agent in its individual capacity and not as Administrative Agent shall have the same rights and powers as any other Lender and may exercise the same as though it were not an Administrative Agent, and the Administrative Agent and its Affiliates may accept deposits from, lend money to and generally engage in any kind of business with the Company or any Subsidiary or other Affiliate thereof as if it were not the Administrative Agent.
Each Lender agrees (i) to reimburse the Administrative Agent, on demand, in the amount of its Applicable Percentage of any expenses incurred for the benefit of the Lenders by the Administrative Agent, including counsel fees and compensation of agents and employees paid for services rendered on behalf of the Lenders, which shall not have been reimbursed by the Company and (ii) to indemnify and hold harmless the Administrative Agent and any of its directors, officers, employees or agents, on demand, in the amount of such pro rata share, from and against any and all liabilities, taxes, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever which may be imposed on, incurred by or asserted against either of them in its capacity as an Administrative Agent in any way relating to or arising out of this Agreement or any action taken or omitted by it under this Agreement to the extent the same shall not have been reimbursed by the Company; provided that no Lender shall be liable to the Administrative Agent for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from the gross negligence or willful misconduct of the Administrative Agent or any of its directors, officers, employees or agents.
Each Lender acknowledges that it has, independently and without reliance upon any Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon any Administrative Agent or any other Lender and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement or any related agreement or any document furnished hereunder or thereunder.
ARTICLE VIII
MISCELLANEOUS
Section 8.1.    Notices. Notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed or sent by telecopy, as follows:
(i)    if to the Company, to Mead Johnson Nutrition Company, 2701 Patriot Blvd., Glenview, Illinois 60026, Attention of Santino Caringella (Telecopy No. (812) 647-8897) and the General Counsel/________ (Telecopy No. (847) 832-2465);

(ii)    if to the Administrative Agent, to JPMorgan Chase Bank, N.A., 10 S Dearborn Street, Floor 07, Chicago, Illinois 60603, Attention of Loan Servicer/Leonida G. Mischke (Telecopy No. (888) 292-9533);
(iii)    if to a Lender, to it at its address (or telecopy number) set forth in its Administrative Questionnaire or in the Assignment and Assumption pursuant to which such Lender became a party hereto; and
(iv)    if to MJC, to it at the address (or telecopy number) set forth above for the Company. MJC hereby irrevocably appoints the Company as its agent for the purpose of giving on its behalf any notice and taking any other action provided for in this Agreement and hereby agrees that it shall be bound by any such notice or action given or taken by the Company hereunder irrespective of whether or not any such notice shall have in fact been authorized by MJC and irrespective of whether or not the agency provided for herein shall have theretofore been terminated.
All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt if delivered by hand or overnight courier service or sent by telecopy to such party as provided in this Section or in accordance with the latest unrevoked direction from such party given in accordance with this Section.
(b)    So long as JPMCB or any of its Affiliates is the Administrative Agent, materials required to be delivered pursuant to Section 5.3 shall be delivered to JPMCB in an electronic medium in a format reasonably acceptable to the Administrative Agents by e-mail at Covenant.compliance@jpmchase.com; provided that if a Credit Party also delivers such materials in paper format to the Administrative Agent, such paper materials shall be deemed the materials delivered pursuant to Section 5.3 for all purposes. The Company agrees that, except as directed otherwise by the Company, the Administrative Agent may make such materials (collectively, the “Communications”) available to the Lenders by posting such notices on Intralinks or a substantially similar electronic system (the “Platform”), subject to the implementation of confidentiality agreements and procedures reasonably acceptable to the Company. The Company acknowledges that (i) the distribution of material through an electronic medium is not necessarily secure and that there are confidentiality and other risks associated with such distribution, (ii) the Platform is provided “as is” and “as available” and (iii) neither the Administrative Agent nor any of its Affiliates warrants the accuracy, adequacy or completeness of the Communications or the Platform and each expressly disclaims liability for errors or omissions in the Communications or the Platform. No warranty of any kind, express, implied or statutory, including any warranty of merchantability, fitness for a particular purpose, non-infringement of third party rights or freedom from viruses or other code defects, is made by the Company, the Administrative Agent or any of its Affiliates in connection with the Platform. Nothing in this Section 8.1(b) shall limit the obligations of the Administrative Agent and the Lenders under Section 8.18.
(c)    Each Lender agrees that notice to it (as provided in the next sentence) (a “Notice”) specifying that any Communications or any other written information, documents, instruments and other material relating to the Company, any of its Subsidiaries or any other materials or matters relating to this Agreement or any of the transactions contemplated hereby (collectively, with

Communications, the “Materials”) have been posted to the Platform shall constitute effective delivery of such information, documents or other materials to such Lender for purposes of this Agreement; provided that if requested by any Lender the Administrative Agent shall deliver a copy of the Materials to such Lender by email or telecopier. Each Lender agrees (i) to notify the Administrative Agent in writing of such Lender’s e-mail address to which a Notice may be sent by electronic transmission (including by electronic communication) on or before the date such Lender becomes a party to this Agreement (and from time to time thereafter to ensure that the Administrative Agent has on record an effective e-mail address for such Lender), (ii) that any Notice may be sent to such e-mail address and (iii) that the Company shall be responsible only for the Communications and shall not have any liability (unless otherwise agreed in writing by the Company) for any other Materials made available to the Lenders and shall not have any liability for any errors or omissions in the Communications other than errors or omissions in the materials delivered to the Administrative Agent by the Company.
Section 8.2.    Survival of Agreement. All covenants, agreements, representations and warranties made by the Credit Parties herein and in the certificates or other instruments prepared or delivered in connection with or pursuant to this Agreement shall be considered to have been relied upon by the Lenders and shall survive the making by the Lenders of the Loans regardless of any investigation made by the Lenders or on their behalf, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement is outstanding and unpaid or the Commitments have not been terminated.
Section 8.3.    Binding Effect. This Agreement shall become effective when it shall have been executed by the Company, MJC and the Administrative Agent and when the Administrative Agent shall have received copies hereof (telecopied or otherwise) which, when taken together, bear the signature of each Lender, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, except that neither the Company nor MJC shall have the right to assign any rights hereunder or any interest herein without the prior consent of all the Lenders.
Section 8.4.    Successors and Assigns. (a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that (i) the Company may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by the Company without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants (to the extent provided in paragraph (c) of this Section) and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.
(b)    (i)    Subject to the conditions set forth in paragraph (b)(ii) below, any Lender may (and, within five days after notice by the Company to any Lender in accordance with Section 2.18

(b), shall) assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld or delayed) of:
(A)    the Company, provided that no consent of the Company shall be required for an assignment to a Lender, an Affiliate of a Lender, an Approved Fund or, if an Event of Default has occurred and is continuing under clause (g) or (h) of Article VI, any other assignee; and
(B)    the Administrative Agent, provided that no consent of the Administrative Agent shall be required for an assignment of any Commitment to an assignee that is a Lender with a Commitment immediately prior to giving effect to such assignment.
(ii)    Assignments shall be subject to the following additional conditions:
(A)    except in the case of an assignment to a Lender or an Affiliate of a Lender or an assignment of the entire remaining amount of the assigning Lender’s Commitment or Loans, the amount of the Commitment or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than $10,000,000 unless each of the Company and the Administrative Agent otherwise consent, provided that no such consent of the Company shall be required if an Event of Default has occurred and is continuing;
(B)    each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement;
(C)    the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500; and
(D)    the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire in which the assignee designates one or more “Credit Contacts” to whom all syndicate-level information (which may contain material non-public information about the Company and its affiliates, the Credit Parties and their related parties or their respective securities) will be made available and who may receive such information in accordance with the assignee’s compliance procedures and applicable laws, including Federal and state securities laws.
For the purposes of this Section 8.4(b), the term “Approved Fund” has the following meaning:

“Approved Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course of its business and that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.
(iii)    Subject to acceptance and recording thereof pursuant to paragraph (b)(iv) of this Section, from and after the effective date specified in each Assignment and Assumption the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.14, 2.15, 2.16 and 8.5). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 8.4 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (c) of this Section.
(iv)    The Administrative Agent, acting for this purpose as a non-fiduciary agent of the Company, shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitment of, and principal amount of (and stated interest on) the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, and the Company, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Company and any Lender, at any reasonable time and from time to time upon reasonable prior notice.
(v)    Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an assignee, the assignee’s completed Administrative Questionnaire (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) of this Section and any written consent to such assignment required by paragraph (b) of this Section, the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register; provided that if either the assigning Lender or the assignee shall have failed to make any payment required to be made by it pursuant to Section 2.6(b) or 2.17(d), the Administrative Agent shall have no obligation to accept such Assignment and Assumption and record the information therein in the Register unless and until such payment shall have been made in full, together with all accrued interest thereon. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.

(c)    Any Lender may, without the consent of the Company or the Administrative Agent, sell participations to one or more banks or other entities (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged; (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations; and (iii) the Company, the Administrative Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the first proviso to Section 8.7(b) that affects such Participant. The Company agrees that each Participant shall be entitled to the benefits of Sections 2.14, 2.15 and 2.16 (subject to the requirements and limitations therein, including the requirements under Section 2.16(f) (it being understood that the documentation required under Section 2.16(f) shall be delivered to the participating Lender)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section; provided that such Participant (A) agrees to be subject to the provisions of Sections 2.17 and 2.18 as if it were an assignee under paragraph (b) of this Section; and (B) shall not be entitled to receive any greater payment under Sections 2.14 or 2.16, with respect to any participation, than its participating Lender would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 8.12 as though it were a Lender; provided such Participant agrees to be subject to Section 2.17(c) as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Company, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under this Agreement (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register to any Person (including the identity of any Participant or any information relating to a Participant’s interest in any Commitments, Loans or its other obligations under any Loan Document) except to the extent that such disclosure is necessary to establish that such Commitment, Loan or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.
(d)    Any Lender may at any time pledge or otherwise assign all or any portion of its rights under this Agreement to a Federal Reserve Bank; provided that no such pledge shall release any Lender from its obligations hereunder. In order to facilitate such an assignment to a Federal Reserve Bank, the Company shall, at the request of the assigning Lender, duly execute and deliver to the assigning Lender a promissory note or notes evidencing the Loans made by the assigning Lender hereunder.
Section 8.5.    Expenses; Indemnity. (a) The Company agrees to pay all reasonable out-of-pocket expenses incurred by the Administrative Agent in connection with entering into this Agreement or in connection with any amendments, modifications or waivers of the provisions hereof or thereof (including the reasonable and documented fees, disbursements and other charges of a single counsel), or incurred by the Administrative Agent or any Lender in connection with the enforcement of their rights in connection with this Agreement or in connection with the Loans made hereunder or thereunder, including the fees and disbursements of counsel for the Administrative Agent and, in the case of enforcement, each Lender.
(b)    The Company agrees to indemnify the Administrative Agent, the Syndication Agent and each Lender and each of their Related Parties (each such Person being called an “Indemnitee”) against, and to hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses, including reasonable counsel fees and expenses, incurred by or asserted against any Indemnitee arising out of (i) the consummation of the transactions contemplated by this Agreement, (ii) the use of the proceeds of the Loans or (iii) any claim, litigation, investigation or proceeding brought by the Company, its creditors, its equity holders or any other third party relating to any of the foregoing, whether or not any Indemnitee is a party thereto; provided that (A) such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final and non-appealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee or any of its Affiliates and (B) such indemnity shall not apply to losses, claims, damages, liabilities or related expenses that result from disputes solely between Lenders. No Indemnitee shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby, except to the extent that such damages are determined by a court of competent jurisdiction by final and non-appealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee.
(c)    The provisions of this Section shall remain operative and in full force and effect regardless of the expiration of the term of this Agreement, the consummation of the transactions contemplated hereby, the repayment of any of the Loans, the invalidity or unenforceability of any term or provision of this Agreement or any investigation made by or on behalf of the Administrative Agent, the Syndication Agent or any Lender. All amounts due under this Section shall be payable on written demand therefor.
Section 8.6.    Applicable Law. THIS AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK.
Section 8.7.    Waivers; Amendment. (a) No failure or delay of the Administrative Agent or any Lender in exercising any power or right hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Administrative Agent and the Lenders hereunder are cumulative and are not exclusive of any rights or remedies which they would otherwise have. No waiver of any provision of this Agreement or consent to any departure therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) below, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. No notice or demand on the Company or any Subsidiary in any case shall entitle such party to any other or further notice or demand in similar or other circumstances. Without limiting the generality of the foregoing, the making of a Loan shall not be construed as a waiver of any Default, regardless of whether the Administrative Agent or any Lender may have had notice or knowledge of such Default at the time.
(b)    Neither this Agreement nor any provision hereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Company and the Required Lenders; provided that no such agreement shall (i) decrease the principal amount of, or extend the maturity of or any scheduled principal payment date or date for the payment of any interest on any Loan or waive or excuse any such payment or any part thereof, or decrease the rate of interest on any Loan, or amend or modify Section 8.16, without the prior written consent of each Lender directly affected thereby, (ii) increase the Commitment or decrease the Facility Fees of any Lender without the prior written consent of such Lender or (iii) amend or modify the provisions of Section 2.17 or 8.4(h), the provisions of this Section or the definition of the “Required Lenders”, or release any Guarantor from its obligations under Section 8.16 hereof except for the release of MJC in connection with the consummation of a transaction permitted under Section 5.9, without the prior written consent of each Lender; provided further, however, that no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent hereunder without the prior written consent of the Administrative Agent. Each Lender shall be bound by any waiver, amendment or modification authorized by this Section and any consent by any Lender pursuant to this Section shall bind any assignee of its rights and interests hereunder.
Notwithstanding the foregoing, no amendment or amendment and restatement of this Agreement which is in all other respects approved by the Lenders in accordance with this Section 8.7 shall require the consent or approval of any Lender (i) which immediately after giving effect to such amendment or amendment and restatement shall have no Commitment or other obligation to maintain or extend credit under this Agreement (as so amended or amended and restated) and (ii) which, substantially contemporaneously with the effectiveness of such amendment or amendment and restatement, is paid in full all amounts owing to it hereunder (including principal, interest and fees, but excluding unmatured contingent obligations). From and after the effectiveness of any such amendment or amendment and restatement, any such Lender shall be deemed to no longer be a “Lender” hereunder or a party hereto; provided, that any such Lender shall retain the benefit of indemnification and other provisions hereof which, by the terms hereof, would survive a termination of this Agreement.
Further notwithstanding the foregoing, upon the effectiveness on or prior to December 31, 2015 of any amendment of the Existing Credit Agreement, then so long as each Lender hereunder shall have consented to such amendment in its capacity as a “Lender” under the Existing Credit

Agreement, this Agreement shall be deemed automatically (and without further action by the parties) likewise amended in exactly the same manner.
Section 8.8.    Entire Agreement. This Agreement constitutes the entire contract among the parties relative to the subject matter hereof. Any previous agreement among the parties with respect to the subject matter hereof is superseded by this Agreement. Nothing in this Agreement, expressed or implied, is intended to confer upon any party other than the parties hereto any rights, remedies, obligations or liabilities under or by reason of this Agreement.
Section 8.9.    Severability. In the event any one or more of the provisions contained in this Agreement should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby. The parties shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.
Section 8.10.    Counterparts. This Agreement may be executed in two or more counterparts, each of which shall constitute an original but all of which when taken together shall constitute but one contract, and shall become effective as provided in Section 8.3. Delivery of an executed counterpart of a signature page of this Agreement by telecopy or other electronic imaging means shall be effective as delivery of a manually executed counterpart of this Agreement.
Section 8.11.    Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and are not to affect the construction of, or to be taken into consideration in interpreting, this Agreement.
Section 8.12.    Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender and each of its Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by such Lender, or any Affiliate thereof, to or for the credit or obligations of the Company and any Credit Party now or hereafter existing under this Agreement held by such Lender, irrespective of whether or not such Lender shall have made any demand under this Agreement and although such obligations may be unmatured. Each Lender agrees promptly to notify the Company after such setoff and application made by such Lender, but the failure to give such notice shall not affect the validity of such setoff and application. The rights of each Lender under this Section are in addition to other rights and remedies (including other rights of setoff) which such Lender may have.
Section 8.13.    Jurisdiction; Consent to Service of Process. (a) Each of the Company and MJC hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of any New York State court or Federal court of the United States of America sitting in New York City, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State court or, to the extent permitted by law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Subject to the foregoing and to paragraph (b) below, nothing in this Agreement shall affect any right that any party hereto may otherwise have to bring any action or proceeding relating to this Agreement against any other party hereto in the courts of any jurisdiction.
(b)    Each of the parties hereto hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or thereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement in any New York State or Federal court. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.
(c)    Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 8.1. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by law.
(d)    Each Credit Party waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any legal action or proceeding referred to in this Section for any special, exemplary, punitive or consequential damages.
Section 8.14.    Waiver of Jury Trial. Each party hereto hereby waives, to the fullest extent permitted by applicable law, any right it may have to a trial by jury in respect of any litigation directly or indirectly arising out of, under or in connection with this Agreement. Each party hereto (a) certifies that no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce the foregoing waiver and (b) acknowledges that it and the other parties hereto have been induced to enter into this Agreement by, among other things, the mutual waivers and certification in this Section.
Section 8.15.    [Reserved].
Section 8.16.    Guaranty. (a) Unconditional Guaranty.
(i)    In order to induce the Lenders to make Loans to the Company under this Agreement, but subject to Section 8.16(b) in the case of MJC, each Guarantor hereby unconditionally guarantees the payment in full of all Guaranteed Obligations. Each Guarantor further agrees that the Guaranteed Obligations may be extended and renewed, in whole or in part, without notice to or further assent from it, and that it will remain bound upon its agreement hereunder notwithstanding any extension or renewal of any Guaranteed Obligations.
(ii)    Each Guarantor waives promptness, diligence, presentment to, demand of payment from and protest to the Credit Parties of any Guaranteed Obligations, and also waives notice of acceptance of its obligations and notice of protest for nonpayment. The obligations of each Guarantor hereunder shall be absolute and unconditional and not be affected by (a) the failure of any Lender or the Administrative Agent to assert any claim or demand or to enforce any right or remedy against any Credit Party under the provisions of this Agreement or any other Loan Documents or otherwise; (b) any rescission, waiver, amendment or modification of any of the terms or provisions of this Agreement, any other Loan Documents or any other agreement; (c) the failure of any Lender to exercise any right or remedy against any Credit Party; (d) the invalidity or unenforceability of any Loan Document; (e) any change in the corporate existence or structure of any Credit Party; (f) any claims or rights of set off that may be claimed by any Credit Party; (g) any law, regulation, decree or order of any jurisdiction or any event affecting any term of any Guaranteed Obligations; or (h) any other circumstance which might otherwise constitute a defense available to or discharge of a borrower or a guarantor (other than payment).
(iii)    Each Guarantor further agrees that its agreement hereunder constitutes a promise of payment when due and not of collection, and waives any right to require that any resort be had by any Lender to any balance of any deposit account or credit on the books of any Lender in favor of any Credit Party or any other Person.
(iv)    The obligations of each Guarantor hereunder shall not be subject to any reduction, limitation, impairment or termination for any reason, and shall not be subject to any defense or setoff, counterclaim, recoupment or termination whatsoever, by reason of the invalidity, illegality or unenforceability of the Guaranteed Obligations or otherwise. Without limiting the generality of the foregoing, the obligations of each Guarantor hereunder shall not be discharged or impaired or otherwise affected by the failure of the Administrative Agent or any Lender to assert any claim or demand or to enforce any remedy under this Agreement or under any other Loan Document or any other agreement, by any waiver or modification in respect of any thereof, by any default, failure or delay, willful or otherwise, in the performance of the Guaranteed Obligations, or by any other act or omission which may or might in any manner or to any extent vary the risk of the Guarantors (or either of them) or otherwise operate as a discharge of the Guarantors (or either of them) as a matter of law or equity.
(v)    Each Guarantor further agrees that its obligations hereunder shall continue to be effective or be reinstated, as the case may be, if at any time payment, or any part thereof, of principal of or interest on any Guaranteed Obligations is rescinded or must otherwise be restored by the Administrative Agent or any Lender upon the bankruptcy or reorganization of any Credit Party or otherwise.
(vi)    In furtherance of the foregoing and not in limitation of any other right which the Administrative Agent or any Lender may have at law or in equity against the Guarantors (or either of them) by virtue hereof, upon the failure of any Credit Party to pay any applicable Guaranteed Obligations when and as the same shall become due, whether at maturity, by acceleration, after notice of prepayment or otherwise, each Guarantor hereby promises to and will, upon receipt of written demand by the Administrative Agent, forthwith pay, or cause to be paid, in cash the amount of such unpaid Guaranteed Obligations. In the event that, by reason of the bankruptcy of any Credit Party, (i) acceleration of Loans made to such Credit Party is prevented and (ii) the Guarantors shall not have prepaid the outstanding

Loans and other amounts due hereunder owed by such Credit Party, the Guarantors will forthwith purchase such Loans and other amounts at a price equal to the principal amount thereof plus accrued interest thereon and any other amounts due hereunder with respect thereto.
(vii)    Following indefeasible payment in full in cash of all Guaranteed Obligations and the termination of the Commitments hereunder, upon payment by either Guarantor of any Guaranteed Obligations, each Lender shall, in a reasonable manner, assign the amount of such Guaranteed Obligations owed to it and paid by such Guarantor pursuant to this guarantee to such Guarantor, such assignment to be pro tanto to the extent to which the Guaranteed Obligations in question were discharged by such Guarantor, or make such Disposition thereof as such Guarantor shall direct (all without recourse to any Lender and without any representation or warranty by any Lender except with respect to the amount of the Guaranteed Obligations so assigned).
(viii)    Upon payment by a Guarantor of any sums as provided in this Section 8.16, all rights of such Guarantor against any other Credit Party arising as a result thereof by way of right of subrogation, contribution or otherwise shall in all respects be subordinated and junior in right of payment to the prior indefeasible payment in full of all Guaranteed Obligations to the Lenders and termination of the Commitments.
(ix)    Anything herein or in any other Loan Document to the contrary notwithstanding, the maximum liability of each Guarantor in its capacity as a guarantor under this Section 8.16 shall in no event exceed the amount which can be guaranteed by such Guarantor under applicable federal and state laws relating to the insolvency of debtors (after giving effect to the right of contribution established above).
(x)    Each Guarantor agrees that the Guaranteed Obligations may at any time and from time to time exceed the amount of the liability of such Guarantor hereunder without impairing the guarantee contained in this Section 8.16 or affecting the rights and remedies of the Administrative Agent or any Lender hereunder.
(xi)    This is a continuing guaranty and applies to all Guaranteed Obligations whenever arising. This guaranty is irrevocable and will remain in full force and effect until the payment in full of the Guaranteed Obligations and all amounts payable hereunder and the termination of all of the agreements relating to the Guaranteed Obligations.
(b)    Limitation on MJC Guaranty. The guaranty by MJC set forth in Section 8.16(a) (the “MJC Guaranty”) shall only be effective during periods when the Company does not have an Investment Grade Rating (determined as set forth below). Accordingly, (i) if at any time the Company fails to have an Investment Grade Rating, the MJC Guaranty shall immediately become effective without any further action by MJC or any other Person (and MJC will, promptly upon request by the Administrative Agent, execute and deliver such documents as the Administrative Agent may reasonably request to confirm the effectiveness of the MJC Guaranty); and (ii) if, during any period that the MJC Guaranty is effective, the Company obtains an Investment Grade Rating, MJC shall immediately be released from the MJC Guaranty without further action by the

Administrative Agent, any Lender or any other Person (and the Administrative Agent will, promptly upon request by MJC, execute and deliver such documents as MJC may reasonably request to confirm the release of MJC from its obligations under the MJC Guaranty (but without prejudice to the MJC Guaranty automatically becoming effective again under the circumstances described in clause (i) of this sentence)). For purposes of the foregoing, the Company shall be deemed to have an “Investment Grade Rating” if the Company has either (i) a corporate credit rating of BBB- or higher from S&P or (ii) a corporate credit rating of Baa3 or higher from Moody’s.
Section 8.17.    [Reserved].
Section 8.18.    Confidentiality. Each of the Administrative Agent and the Lenders expressly agree, for the benefit of the Company and the Subsidiaries, to maintain the confidentiality of the Confidential Information (as defined below), except that Confidential Information may be disclosed (a) to its and its Affiliates’ directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Confidential Information and instructed to keep such Confidential Information confidential), (b) to the extent requested by any regulatory or self-regulatory authority, (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party to this Agreement, (e) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Agreement or the enforcement of rights hereunder, (f) subject to an express agreement for the benefit of the Company and the Subsidiaries containing provisions substantially the same as those of this Section, to any assignee of or participant in, or any prospective assignee of or participant in, any of its rights or obligations under this Agreement or any direct or indirect counterparty to any Hedge Agreement (or any professional advisor to such counterparty) with the Company or any of its Subsidiaries, (g) with the consent of the Company or the Subsidiaries, as applicable, (h) to the extent such Confidential Information (x) becomes publicly available other than as a result of a breach of this Section or (y) becomes available to the Administrative Agent or any Lender on a nonconfidential basis from a source other than the Company or the Subsidiaries, or (i) subject to an express agreement for the benefit of the Company and the Subsidiaries containing provisions substantially the same as those of this Section, to any credit insurance provider relating to the Company or the Subsidiaries and their obligations. For the purposes of this Section, “Confidential Information” means all information, including material nonpublic information within the meaning of Regulation FD promulgated by the SEC (“Regulation FD”), received from the Company or the Subsidiaries relating to such entities or their respective businesses, other than any such information that is available to the Administrative Agent or any Lender on a nonconfidential basis prior to disclosure by such entities; provided that, in the case of information received from the Company or the Subsidiaries after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Confidential Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information; provided that with respect to disclosures pursuant to clause (c) of this Section, unless prohibited by law or applicable court order, each Lender and the Administrative Agent shall attempt to notify the Company and the Subsidiaries of any request by any governmental agency or representative thereof or other Person for disclosure of Confidential

Information after receipt of such request, and if reasonable, practicable and permissible, before disclosure of such Confidential Information. It is understood and agreed that the Company, the Subsidiaries and their respective Affiliates may rely upon this Section 8.18 for any purpose, including to comply with Regulation FD.
Section 8.19.    Patriot Act. Each Lender hereby notifies the Company that pursuant to the requirements of the Patriot Act, it may be required to obtain, verify and record information that identifies the Company, which information includes the name and address of the Company and other information that will allow such Lender to identify the Company in accordance with the Patriot Act.
[Remainder of page intentionally left blank.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the date first above written.

MEAD JOHNSON NUTRITION COMPANY
By: /s/ Santino Caringella Name: Santino Caringella Title: Assistant Treasurer
MEAD JOHNSON & COMPANY, LLC
By: /s/ Santino Caringella Name: Santino Caringella Title: Assistant Treasurer

Signature Page to Six-Month $1,000,000,000 Term Loan Agreement

JPMORGAN CHASE BANK, N.A., as Administrative Agent and as a Lender
By: /s/ Brendan Korb Name: Brendan Korb Title: Vice President

Signature Page to Six-Month $1,000,000,000 Term Loan Agreement

CITIBANK, N.A., as a Lender
By: /s/ Lisa Huang Name: Lisa Huang Title: Vice President

Signature Page to Six-Month $1,000,000,000 Term Loan Agreement

SCHEDULE 2.1
COMMITMENTS

Lender	Commitment
JPMorgan Chase Bank, N.A.	$500,000,000
Citibank, N.A.	$500,000,000
Total	$1,000,000,000

SCHEDULE 5.10
EXISTING LIENS

None.

SCHEDULE 5.14
EXISTING TRANSACTIONS WITH AFFILIATES

None.

EXHIBIT A
FORM OF BORROWING NOTICE
JPMorgan Chase Bank, N.A.
as Administrative Agent
for the Lenders referred to below,
c/o JPMorgan Chase Bank, N.A.,
270 Park Avenue
New York, NY 10017
[Date]
Ladies and Gentlemen:
The undersigned, Mead Johnson Nutrition Company (the “Company”), refers to the Six-Month $1,000,000,000 Term Loan Agreement, dated as of October 21, 2015 (as amended, modified, extended or restated from time to time, the “Agreement”), among the Company, Mead Johnson & Company, LLC, the Lenders named therein, Citibank, N.A., as Syndication Agent, and JPMorgan Chase Bank, N.A., as Administrative Agent. Capitalized terms used and not otherwise defined herein shall have the meanings assigned to such terms in the Agreement.
The Company hereby gives notice to you pursuant to Section 2.3 of the Agreement that it requests a Borrowing under the Agreement and in that connection sets forth below the terms on which such Borrowing is requested to be made:

Date of Borrowing
Principal amount of Borrowing
Interest rate basis
Interest Period and the last day thereof
Upon acceptance of any or all of the Loans made by the Lenders in response to this request, the Company shall be deemed to have represented and warranted that the conditions to lending specified in Section 4.1 of the Agreement have been satisfied. Any amounts borrowed shall be deposited in JPMCB account number [__________].

Very truly yours,

MEAD JOHNSON NUTRITION COMPANY
By: _____________________________ Name Title:

EXHIBIT B
FORM OF INTEREST ELECTION REQUEST
JPMorgan Chase Bank, N.A.
as Administrative Agent
for the Lenders referred to below,
c/o JPMorgan Chase Bank, N.A.,
270 Park Avenue
New York, NY 10017
[Date]
The undersigned, Mead Johnson Nutrition Company (the “Company”), refers to the Six-Month $1,000,000,000 Term Loan Agreement, dated as of October 21, 2015 (as amended, modified, extended or restated from time to time, the “Agreement”), among the Company, Mead Johnson & Company, LLC, the Lenders named therein, Citibank, N.A., as Syndication Agent, and JPMorgan Chase Bank, N.A., as Administrative Agent. Capitalized terms used and not otherwise defined herein shall have the meanings assigned to such terms in the Agreement.
The Company hereby gives you notice, irrevocably, pursuant to Section 2.7 of the Agreement of an interest rate election, and in that connection sets forth below the information relating to the affected Borrowing (the “Affected Borrowing”) as required by Section 2.7 of the Agreement:
(i)    The Affected Borrowing is the following:
(a)    Type: ________________________________________
(b)    Last Day of Present Interest Period: ____________________
(c)    Aggregate Amount: $__________.
(ii)    The portion of such Affected Borrowing to be [converted/continued] is: $__________
(iii)    Business Day of the [conversion/conversion] in respect of the Affected Borrowing is ____________, 20__.
(iv)    Upon giving effect to the [conversion/continuation], the Affected Borrowing shall be comprised of the following:

(a)	$_____________ of ABR Borrowings;

(b)	$______________of Eurodollar Borrowings having an Interest Period of _____ month[s]; and

(c)	$______________of Eurodollar Borrowings having an Interest Period of _____ month[s].
Very truly yours,

MEAD JOHNSON NUTRITION COMPANY
By: ________________________ Name Title:

EXHIBIT C
FORM OF ASSIGNMENT AND ASSUMPTION
This Assignment and Assumption (the “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between [Insert name of Assignor] (the “Assignor”) and [Insert name of Assignee] (the “Assignee”). Capitalized terms used but not defined herein shall have the meanings given to them in the Six-Month $1,000,000,000 Term Loan Agreement identified below (as amended, modified, extended or restated from time to time, the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto (the “Standard Terms and Conditions”) are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.
For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below (i) all of the Assignor’s rights and obligations in its capacity as a Lender under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of the Assignor under the respective facilities identified below (including any guarantees) and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and other rights of the Assignor (in its capacity as a Lender) against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned pursuant to clauses (i) and (ii) above being referred to herein collectively as the “Assigned Interest”). Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by the Assignor.

1.	Assignor: ______________________________

2.	Assignee: ______________________________

[and is an Affiliate/Approved Fund of [identify Lender]1]

3.	Company: Mead Johnson Nutrition Company, a Delaware corporation

4.	Administrative Agent: JPMorgan Chase Bank, N.A., as the administrative agent under the Credit Agreement.
1    Select as applicable.

5.
Credit Agreement:    Six-Month $1,000,000,000 Term Loan Agreement dated as of October [22], 2015 among Mead Johnson Nutrition Company, Mead Johnson & Company, LLC, the Lenders party thereto, JPMorgan Chase Bank, N.A., as Administrative Agent, and the other agents party thereto.

6.	Assigned Interest:

Aggregate Amount of Commitment/Loans for all Lenders	Amount of Commitment/Loans Assigned	Percentage Assigned of Commitment/Loans[2]
$	$	%
$	$	%
$	$	%

Effective Date: _____________ ___, 20___ [TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]
The Assignee agrees to deliver to the Administrative Agent a completed Administrative Questionnaire in which the Assignee designates one or more credit contacts to whom all syndicate-level information (which may contain material non-public information about the Credit Parties and their Related Parties or their respective securities) will be made available and who may receive such information in accordance with the Assignee’s compliance procedures and applicable laws, including Federal and state securities laws.

2    Set forth, to at least 9 decimals, as a percentage of the Commitment/Loans of all Lenders thereunder.

The terms set forth in this Assignment and Assumption are hereby agreed to:
ASSIGNOR
[NAME OF ASSIGNOR]
By:
Title:
ASSIGNEE
[NAME OF ASSIGNEE]
By:
Title:

[Consented to and]3 Accepted:
JPMORGAN CHASE BANK, N.A., as
Administrative Agent
By __________________________________
Title:
[Consented to:]4
[MEAD JOHNSON NUTRITION COMPANY]
By__________________________________
Title:
[NAME OF RELEVANT PARTY]
By__________________________________
Title:

3    To be added only if the consent of the Administrative Agent is required by the terms of the Credit Agreement.
4    To be added only if the consent of the Company and/or other parties is required by the terms of the Credit Agreement.

ANNEX 1
STANDARD TERMS AND CONDITIONS FOR
ASSIGNMENT AND ASSUMPTION
1.    Representations and Warranties.
1.1    Assignor. The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of the Company, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document or (iv) the performance or observance by the Company, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document.
1.2.    Assignee. The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it satisfies the requirements, if any, specified in the Credit Agreement that are required to be satisfied by it in order to acquire the Assigned Interest and become a Lender, (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it has received a copy of the Credit Agreement, together with copies of the most recent financial statements delivered pursuant to Section 5.3 thereof, as applicable, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase the Assigned Interest on the basis of which it has made such analysis and decision independently and without reliance on the Administrative Agent or any other Lender, and (v) if it is a Non-U.S. Lender, attached to the Assignment and Assumption is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by the Assignee; and (b) agrees that (i) it will, independently and without reliance on the Administrative Agent, the Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.
2.    Payments. From and after the Effective Date, the Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignor for amounts which have accrued to but excluding the Effective Date and to the Assignee for amounts which have accrued from and after the Effective Date.

3.    General Provisions. This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Assumption by telecopy or other electronic imaging means shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption. This Assignment and Assumption shall be governed by, and construed in accordance with, the law of the State of New York.

EXHIBIT D-1
FORM OF U.S. TAX CERTIFICATE
(For Non-U.S. Lenders That Are Not Partnerships For U.S. Federal Income Tax Purposes)
Reference is hereby made to the Six-Month $1,000,000,000 Term Loan Agreement, dated as of October [22], 2015 (as amended, modified, extended or restated from time to time, the “Agreement”), among Mead Johnson Nutrition Company, Mead Johnson & Company, LLC, the Lenders named therein, Citibank, N.A., as Syndication Agent, and JPMorgan Chase Bank, N.A., as Administrative Agent.
Pursuant to the provisions of Section 2.16 of the Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the Loan(s) (as well as any promissory note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a ten percent shareholder of the Company within the meaning of Section 871(h)(3)(B) of the Code, (iv) it is not a controlled foreign corporation related to the Company as described in Section 881(c)(3)(C) of the Code and (v) the interest payments in question are not effectively connected with the undersigned's conduct of a U.S. trade or business.
The undersigned has furnished the Administrative Agent and the Company with a certificate of its non-U.S. person status on IRS Form W-8BEN. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Company and the Administrative Agent and (2) the undersigned shall have at all times furnished the Company and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.
Unless otherwise defined herein, terms defined in the Agreement and used herein shall have the meanings given to them in the Agreement.
[NAME OF LENDER]
By:______________________________________
    Name:
    Title:
Date: ________ __, 20__

EXHIBIT D-2
FORM OF U.S. TAX CERTIFICATE
(For Non-U.S. Lenders That Are Partnerships For U.S. Federal Income Tax Purposes)
Reference is hereby made to the Six-Month $1,000,000,000 Term Loan Agreement, dated as of October [22], 2015 (as amended, modified, extended or restated from time to time, the “Agreement”), among Mead Johnson Nutrition Company, Mead Johnson & Company, LLC, the Lenders named therein, Citibank, N.A., as Syndication Agent, and JPMorgan Chase Bank, N.A., as Administrative Agent.
Pursuant to the provisions of Section 2.16 of the Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the Loan(s) (as well as any promissory note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) its partners/members are the sole beneficial owners of such Loan(s) (as well as any promissory note(s) evidencing such Loan(s)), (iii) with respect to the extension of credit pursuant to the Agreement, neither the undersigned nor any of its partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its partners/members is a ten percent shareholder of the Company within the meaning of Section 871(h)(3)(B) of the Code, (v) none of its partners/members is a controlled foreign corporation related to the Company as described in Section 881(c)(3)(C) of the Code, and (vi) the interest payments in question are not effectively connected with the undersigned's or its partners/members' conduct of a U.S. trade or business.
The undersigned has furnished the Administrative Agent and the Company with IRS Form W-8IMY accompanied by an IRS Form W-8BEN from each of its partners/members claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Company and the Administrative Agent and (2) the undersigned shall have at all times furnished the Company and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.
Unless otherwise defined herein, terms defined in the Agreement and used herein shall have the meanings given to them in the Agreement.
[NAME OF LENDER]
By:______________________________________
    Name:
    Title:
Date: ________ __, 20__

EXHIBIT D-3
FORM OF U.S. TAX CERTIFICATE
(For Non-U.S. Participants That Are Not Partnerships For U.S. Federal Income Tax Purposes)
Reference is hereby made to the Six-Month $1,000,000,000 Term Loan Agreement, dated as of October [22], 2015 (as amended, modified, extended or restated from time to time, the “Agreement”), among Mead Johnson Nutrition Company, Mead Johnson & Company, LLC, the Lenders named therein, Citibank, N.A., as Syndication Agent, and JPMorgan Chase Bank, N.A., as Administrative Agent.
Pursuant to the provisions of Section 2.16 of the Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the participation in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a ten percent shareholder of the Company within the meaning of Section 871(h)(3)(B) of the Code, (iv) it is not a controlled foreign corporation related to the Company as described in Section 881(c)(3)(C) of the Code, and (v) the interest payments in question are not effectively connected with the undersigned's conduct of a U.S. trade or business.
The undersigned has furnished its participating Lender with a certificate of its non-U.S. person status on IRS Form W-8BEN. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender in writing and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.
Unless otherwise defined herein, terms defined in the Agreement and used herein shall have the meanings given to them in the Agreement.

[NAME OF LENDER]
By:______________________________________
    Name:
    Title:
Date: ________ __, 20__

EXHIBIT D-4
FORM OF U.S. TAX CERTIFICATE
(For Non-U.S. Participants That Are Partnerships For U.S. Federal Income Tax Purposes)
Reference is hereby made to the Six-Month $1,000,000,000 Term Loan Agreement, dated as of October [22], 2015 (as amended, modified, extended or restated from time to time, the “Agreement”), among Mead Johnson Nutrition Company, Mead Johnson & Company, LLC, the Lenders named therein, Citibank, N.A., as Syndication Agent, and JPMorgan Chase Bank, N.A., as Administrative Agent.
Pursuant to the provisions of Section 2.16 of the Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the participation in respect of which it is providing this certificate, (ii) its partners/members are the sole beneficial owners of such participation, (iii) with respect such participation, neither the undersigned nor any of its partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its partners/members is a ten percent shareholder of the Company within the meaning of Section 871(h)(3)(B) of the Code, (v) none of its partners/members is a controlled foreign corporation related to the Company as described in Section 881(c)(3)(C) of the Code, and (vi) the interest payments in question are not effectively connected with the undersigned's or its partners/members' conduct of a U.S. trade or business.
The undersigned has furnished its participating Lender with IRS Form W-8IMY accompanied by an IRS Form W-8BEN from each of its partners/members claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.
Unless otherwise defined herein, terms defined in the Agreement and used herein shall have the meanings given to them in the Agreement.
[NAME OF PARTICIPANT]
By:______________________________________
    Name:
    Title:
Date: ________ __, 20__